Exhibit 4.13

THE SYMBOL “[*]” INDICATES MATERIAL WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into as of the 23 day of July 2018, by and between:

1.	Ituran Location and Control Limited, a company organized under the laws of the State of Israel with an office at 3 Hashikma Street, Azour, Israel (the “Purchaser”);

2.	Road Track Holding S.L., a company organized under the laws of Spain with a registered address at Torre PwC, Paseo de la Castellana 259 B, 28046, Madrid, Spain (the “Company”);

3.	The entities and Individuals mentioned in Annex A (hereinafter together referred to as the “Sellers A”); and

4.	The Individuals and entities mentioned in Annex B (hereinafter together referred to as the “Sellers B”, and collectively with Sellers A, the Company and the Purchaser, as the “Parties”).

WHEREAS:

(A)
Immediately prior to the Closing, Sellers A shall be the owners of 20,235,762 RTH Shares (53.8462% of the RTH Shares), and Sellers B shall be the owners of 17,344,906 RTH Shares (46.1538% of the RTH Shares);

(C)	Sellers A and Sellers B wish to sell all their RTH Shares to the Purchaser, free and clear of all Security Interests, in accordance with the terms of this Agreement;

(D)	The Purchaser wishes to acquire such RTH Shares in accordance with the terms of this Agreement;

(E)
Giving effect to negotiated adjustments as set forth on Schedule 0.1, Sellers B wish to sell their 17,344,906 RTH Shares for $43,318,000, as adjusted pursuant to Section 2.6, and Sellers A wish to sell their RTH Shares as follows: 35.1282% of the outstanding RTH Shares at the Closing for $43,845,000, as adjusted pursuant to Section 2.6, and 18.7180% of the outstanding RTH Shares at the Second Closing, and Purchaser wishes to purchase the RTH Shares on such terms; and

(F)	The Purchaser has conducted and concluded its due diligence review of the Company to its full satisfaction.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1.	The following terms shall have the following meanings:

2017 Financial Statements
The Company’s financial statements as of December 31, 2017, listing all assets and liabilities of the Company and its Affiliates, including the balance of Cash and debts, all on a consolidated basis prepared by the Company in accordance with IFRS consistently applied with the Company’s past practice.

2018 Operating Profits
The Company’s operating profits for calendar year 2018, calculated on a Cash Basis; provided that 2018 Operating Profits shall not take into account any of the following: (i) Extraordinary Expenses or Extraordinary Income (plus any layoffs or termination of Employees that occur after the Closing and that are not in the Ordinary Course of Business, in addition to those already included in Extraordinary Expenses), (ii) Company Transaction Expenses, (iii) Sellers Transaction Expenses, (iv) Employee Extraordinary Bonus Payments or any provision for such payments,  and (v) Broker Expenses (if reimbursed by the Sellers).

Adjusted Market Price
Either (a) the Average Market Price, or (b), if the Average Market Price is more or less than the Agreement Date Market Price, the result of simple average of the Agreement Date Market Price and the Average Market Price.

Affiliate
An entity controlling, controlled by, or under common control with a Person and if such entity is an individual, then the immediate family of such individual. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and shall include the holding of 50% (fifty percent) or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint 50% (fifty percent) or more of the directors (or the equivalent thereof) in such entity.

Agreement Date Market Price
The average price of Ituran Shares on the Principal Exchange calculated by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the day during the last 5 (five) trading days preceding 2 (two) Business Days prior to the date of this Agreement.

Agro Mexico	Agro Telematics, S.A. de C.V.

Anniversary Employee Transaction Cash Bonus Payments
An aggregate amount equal to $2,639,000 which is equal to 67% of the cash portion of the Employee Extraordinary Bonus Payments, $1,300,000 of which is payable on the first anniversary of the Closing Date and $1,339,000 of which is payable on the second anniversary of the Closing Date, subject in each case to reduction for Employee Extraordinary Bonus Personnel who are not employed by the Company or a Subsidiary on such anniversary dates. Any amounts of the Anniversary Employee Transaction Cash Bonus Payments that is not paid to employees will be paid to the Sellers A in proportion to their respective ownership of Remaining Shares as an adjustment to the Sellers A Purchase Price.

Anti-Trust Filing	An application to the Israel General Anti-Trust Commission.

Average Market Price
The average price of Ituran Shares on the Principal Exchange calculated by adding up the Dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the day during the last 5 (five) trading days ended 2 (two) Business Days prior to the Closing.

Board of Directors	The board of directors/“Consejo de Administracion” of the Company.

BRL	Brazilian Real.

Broker Payments	Payments by the Company to brokers or investment bankers arising from the Transaction.

Business
Current business activities as provider of vehicle telematics products and services for automobile manufacturers, commercial fleets and insurance companies and end customers conducted by the Company and the Subsidiaries.

Business Day	Any day, other than Saturday or Sunday, on which commercial banks in New York City, New York and Tel Aviv, Israel are generally open for business.

Cash Basis
Method of recording accounting transactions for revenues and expenses based on the full amount in the invoice, without consideration of deferred or accrued revenues and expenses that would otherwise be required by IFRS.

Cash Portion of the Purchase Price	The cash portion of the Sellers A Purchase Price and the Sellers B Purchase Price payable at the Closing, after reduction for Sellers Transaction Expenses.

Closing	As defined in Section 2.2.

Companies House	el Registro Mercantil de Madrid

Company Paid STE	The costs and expenses incurred by the Company or any Subsidiary prior to the Closing in connection with the Transaction that are set forth on Annex E.

Company Transaction Expenses
(A) Company Paid STE and (B) all costs and expenses incurred by the Company or any Subsidiary after the Closing in connection with the Transaction, including fees and expenses of counsel, accountants, financial advisors and experts (including the Operating Profits Expert, the Valuation Experts and the Final Valuation Expert).

Company’s Market Valuation	As defined in Section 7.3.

Contract
Any written or oral commitment, contract, agreement, arrangement, lease, licenses and other agreements, consensual obligation, promise, instrument, note, indenture, legally binding commitment, license, sublicense, understanding and undertaking, in each case whether written or oral and whether express or implied.

Damages	Any loss, Liability, deficiency, damage, cost, or expense, or actions in respect thereof (including reasonable related legal fees and expenses).

Date of Valuation	July 10, 2021, unless accelerated in accordance with the RTH Shareholders Agreement.

Dollar or $	United States Dollar.

Employee Second Closing Bonus Payments
The payment to Employee Extraordinary Bonus Personnel of certain amounts, which will be payable in cash on the Second Closing Date, based on the percentages set forth on Annex 7.5. The Employee Second Closing Bonus Payments shall be paid to the Employee Extraordinary Bonus Personnel who are employed by the Company or a Subsidiary on the date on which the Second Closing is consummated (and any amounts that would have otherwise been payable to an Employee who is not so employed shall, unless directed otherwise by Sellers A, be paid to Sellers A in proportion to their respective ownership of Remaining Shares as additional Sellers A Purchase Price).

Employee Extraordinary Bonus Payments
The payment to Employee Extraordinary Bonus Personnel of $3,939,000 payable in cash in three installments (as the Initial Employee Transaction Cash Bonus Payments and the Anniversary Employee Transaction Cash Bonus Payments), and $566,000 payable in Ituran Shares), as set forth on Annex F, provision for which has been made by the Company, as adjusted in accordance with this Agreement, including for vesting and claims.

Employee Extraordinary Bonus Personnel
The Employees and consultant listed on Annex F, provided they are employed or retained by the Company or a Subsidiary on the date the applicable Employee Extraordinary Bonus Payment or Employee Second Closing Bonus Payment is payable, as the case may be.

Employees	All employees employed by the Company and the Subsidiaries.

Escrow Agreement	The escrow agreement in substantially the form attached as Exhibit C, which agreement covers the First Escrow Amount and Second Escrow Amount.

Escrowed Shares	The Escrowed Employee Shares, Escrowed Sellers A Shares and the Escrowed Sellers B Shares, collectively.

Escrowed Employee Shares	As defined in Section 2.2(b)(iv)(C).

Escrowed Sellers A Shares	As defined in Section 2.2(b)(iv)(B).

Escrowed Sellers B Shares	As defined in Section 2.2(b)(iv)(D).

Extraordinary Expenses
One-time or non-recurring expenses of the Company or any Subsidiary that are in the categories set forth on Annex C (or as otherwise may be agreed in writing by the Purchaser and the Seller Representative). For the avoidance of doubt, the amount of Extraordinary Expenses in each category may change over time, but the categories themselves may change only pursuant to the written agreement of the Purchaser and the Seller Representative.

Extraordinary Income
One-time or non-recurring income of the Company or any Subsidiary that is in the categories set forth on Annex C (or as otherwise may be agreed in writing by the Purchaser and the Seller Representative). For the avoidance of doubt, the amount of Extraordinary Income in each category may change over time, but the categories themselves may change only pursuant to the written agreement of the Purchaser and the Seller Representative.

Financial Statements	As defined in Section 3.3(a).

FCPA Compliance Report
The report prepared by Deloitte that reviews compliance by the Company and its Subsidiaries (other than Ituran Road Track Argentina, S.A. and Ituran Road Track Monitaramento de Veiculos LTDA) with the United States Foreign Corrupt Practices Act.

First Escrow	The escrow established under the Escrow Agreement for the First Escrow Amount.

First Escrow Amount	$1,385,000.

Fully Owned Subsidiaries
Road Track Mexico S.A. De C.V (“RT Mexico”), Road Track De Colombia S.A.S (“RT Colombia”), Road Track Ecuador, S.A. (“Road Track Ecuador”), E.D.T.E-Drive Technology LTD, Road Track Telematics Development Ltd (Israel), Road Track Holding, S.L (branch Panama), Road Track HK Telematics Limited (Hong Kong) (“RT Hong Kong”), Road Track Israel, LTD, Blue Cloud Electronics Limited.

[*]	[*]
[*]	[*]

Governmental Approvals
All licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, permissions, clearances, confirmations, endorsements, waivers, designations, ratings or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority.

Governmental Authority
(a) any nation or government, including any federal, state, local, foreign, municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions.

Grants	As defined in Section 3.13.

GTS Mexico	Global Telematics, S.A. de C.V.

Hazardous Materials
(a) Substances that are defined or listed in, or otherwise classified pursuant to the laws or regulations of the applicable jurisdiction in which the Company or a Fully Owned Subsidiary is doing business as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

IFRS	The International Financing Reporting Standards, as issued by the International Accounting Standards Board (IASB).

Initial Employee Transaction Cash Bonus Payments
An amount equal to $1,300,000, payable to Employee Extraordinary Bonus Personnel on the Closing Date as set forth on Annex F, subject to reduction for Employee Extraordinary Bonus Personnel who are not employed by the Company or a Subsidiary on the Closing Date. Any amount of the Initial Employee Transaction Cash Bonus Payments that is not paid to Employees will be paid by Purchaser to the Sellers A and Sellers B in proportion to their respective Seller Percentages as an adjustment to the Sellers A Purchase Price and Sellers B Purchase Price.

Intellectual Property
All intellectual property rights, whether or not patentable, including without limitation, rights in algorithms, binary code, brands, business methods, computer programs, computer software, concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, copyrights, customer lists, data, databases, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions, integrated circuits, know-how, logos, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents,  patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, and technical information.

Interim Financial Statements	As defined in Section 2.3(m).

Inventory
As of the Closing, (i) all inventory of finished products owned by Company or any of its  respective Subsidiaries, whether or not labelled, (ii) all product work-in-progress owned by Company or any of its Subsidiaries, (iii) all other inventory related to the Business, including raw materials, packaging, finished goods, spare parts, and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise, and whether located at a facility of Sellers, any of their respective Fully Owned Subsidiaries, or their respective wholesalers, or in transit.

Ituran Shares	The ordinary shares of the Purchaser, par value NIS 0.33 1/3 per share.

Ituran Stockholders Agreement	The stockholders agreement to be entered into by Sellers A, Sellers B and the Purchaser at the Closing in substantially the form attached hereto as Exhibit A.

Key Management	The management of the Company and the Subsidiaries listed in Schedule 1.1.

Key Management Employment Agreements	The employment agreements in substantially the form attached hereto as Exhibit D.

Knowledge of Sellers
The actual knowledge of Sellers (and the Ultimate Shareholders), without inquiry outside of the Ordinary Course of Business, or such knowledge that would reasonably be obtained by diligent stockholders and directors of the Company.

Law
Each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

Liability
With respect to any Person, any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law, Tax, order or any Contract.

Liens
With respect to any property or asset, all pledges, liens, mortgages, claims, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, transfer restrictions and security interests of any kind or nature whatsoever (including, in the case of any stock, any restriction on the right to vote, sell, transfer or otherwise dispose of that stock).

Material Contract
The Contracts between the Subsidiaries and [*] and other Contracts, the cancellation, termination or materially adverse amendment of which will have a Seller Material Adverse Effect, which Material Contracts are described on Schedule 3.7(a).

Mexico Holding Companies Exit	As defined in Section 6.16.

Nasdaq	The Nasdaq Stock Market, Inc.

New By-Laws	The Company’s new By-Laws substantially in the form of Exhibit G, to be adopted as provided in Section 2.2(b)(iv).

Notary	A Spanish notary public, designated by Spanish Counsel and reasonably acceptable to Purchaser, or as otherwise mutually agreed by the Parties.

Ordinary Course of Business
The operation of the Business by the Company and the Subsidiaries in the usual and customary way and consistent with their past practices through the date of this Agreement, except as may be changed in order to comply with this Agreement.

Operating Profits Expert	As defined in Section 2.5(c).

Organizational Documents	In respect of any entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation or other constitutional documents of any type.

Partly Owned Subsidiaries	Ituran Road Track Monitoramento de Veiculos LTDA (Brazil) (“IRT Brazil”), Ituran Road Track Argentina S.A (“IRT Argentina”), RTI Uruguay S.A, and GTS Hong Kong.

Permitted Security Interests
Security Interests (i) as set forth on Schedule 3.5(a); (ii) the Lien of current taxes not yet due and payable; (iii) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (iv) such Liens and title imperfections that have not had, and are not reasonably expected to have, a Seller Material Adverse Effect; (v) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (vi) Liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like Laws; and (vii) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof.

Person
Any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934).

Pledge Agreement	The pledge agreement among Purchaser, the Company, Viatka Investments S.L. and Yomuna Investments S.L. in substantially the form attached hereto as Exhibit F.

Principal Exchange	Nasdaq or the principal U.S. exchange or over the counter market where the Ituran Shares trade at the relevant time.

Products
Each of, or as the context requires, any or all of  the products currently developed or manufactured or marketed by either the Company or any of the Subsidiaries, including products described in Schedule 1.2.

Prospectus	The prospectus substantially in the form included in the Resale Registration Statement.

Purchase Shares	As defined in Section 2.1(i).

Purchaser Material Adverse Effect
Any effect, event, change, state of fact, development, circumstance or occurrence that, individually or in the aggregate with all other effects, events, changes, circumstances, states of fact or developments will, or would reasonably be expected to be, materially adverse to the Purchaser or its Affiliates or the financial condition, business, liabilities or results of operations of the business of the Purchaser taken as a whole (including any material adverse change in any of the business relations between any of the Partly Owned Subsidiaries and [*] which is likely to give rise to a right of termination of the agreements with [*]); provided, however, that no effects resulting from the following shall be deemed to constitute a Purchaser Material Adverse Effect or shall be taken into account when determining whether a Purchaser Material Adverse Effect has occurred or would reasonably be likely to exist: (i)  general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Purchaser operates, including any changes affecting financial, credit or capital market conditions that do not disproportionately affect the Purchaser, (ii) any generally applicable changes in Law, IFRS or U.S. GAAP, or interpretation of any of the foregoing that do not disproportionately affect the businesses or financial condition of Purchaser, and (iii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events that do not disproportionately affect the Purchaser and its Affiliates.

Purchaser’s Transaction Expenses	Expenses incurred by the Purchaser in connection with the Transaction, including fees and expenses of counsel, accountants, financial advisors, translators and experts.

Remaining Shares
7,034,336 RTH Shares that, upon Closing, will be converted to RTH Class A Shares, and which represent 18.7180% of the total RTH Shares.  These RTH Shares are owned by Sellers A and will be sold to Purchaser and bought by Purchaser pursuant to Section 7.

Representatives	With respect to any Person, means its officers, directors, employees, controlled Affiliates, attorneys and financial advisers.

Resale Registration Statement
A Registration Statement on Form F-3, in form reasonably acceptable to the Sellers, to be filed by the Purchaser with the SEC under the Securities Act on or about the Closing Date covering the sale of the Escrowed Sellers A Shares and Escrowed Sellers B Shares from time to time in accordance with Rule 415 under the Securities Act, including (a) the Prospectus and (b) all documents and filings incorporated by reference from time to time by reference in the Resale Registration Statement.

Returned Amount	As defined in Section 2.1(iii).

Returned Amount Determination Date	The date on which the 2018 Operating Profits statements are received by the Parties pursuant to Section 2.5(b) below.

Returned Amount Market Price
The average price of Ituran Shares on the Principal Exchange calculated by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the day during the last 10 (ten) trading days ended 2 (two) Business Days prior to the completion of the transaction described in Section 2.5(a).

[*]	[*]

RTH Class A Shares	The Class A Shares of the Company as set forth in the New By-Laws.

RTH Class B Shares	The Class B Shares of the Company as set forth in the New By-Laws.

RTH Shareholders Agreement	The shareholders agreement to be entered into by Sellers A and the Purchaser at the Closing substantially in the form attached hereto as Exhibit B.

RTH Shares	The participaciones sociales of the Company, par value € 1.00 per participacione, prior to adoption of the New By-Laws.

SEC	The United States Securities and Exchange Commission.

SEC Documents	As defined in Section 5.5.

Second Closing	As defined in Section 7.5.

Second Escrow	The escrow established under the Escrow Agreement that will cover only the provision to meet the target of $20,000,000 of 2018 Operating Profits under Section 2.5.

Second Escrow Amount	The Escrowed Shares.

Securities Act	The United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

Security Interest
Any interest or equity of any Person (including any right to acquire, option, or right of pre-emption) or any mortgage, charge, pledge, Lien, attachment, assignment or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

Seller Material Adverse Effect
Any effect, event, change, state of fact, development, circumstance or occurrence that, individually or in the aggregate with all other effects, events, changes, circumstances, states of fact or developments will, or would reasonably be expected to be, materially adverse to the Company or its Fully Owned Subsidiaries, taken as a whole, or the financial condition, business, liabilities or results of operations of the business of the Company and its Fully Owned Subsidiaries, taken as a whole (including any material adverse change in any of the business relations between any of the Partly Owned Subsidiaries and [*] which is likely to give rise to a right of termination of the agreements with [*]); provided, however, that no effects resulting from the following shall be deemed to constitute a Seller Material Adverse Effect or shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or would reasonably be likely to exist: (i) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the acquired Business operates, including any changes affecting financial, credit or capital market conditions that do not disproportionately affect the Business, (ii) any generally applicable change in Law or IFRS or interpretation of any of the foregoing that do not disproportionately adversely affect the Business, and (iii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events that do not disproportionately affect the Company and its Subsidiaries.

Seller Percentage(s)	The applicable percentage(s) set forth on Annex D.

Sellers	Sellers A and Sellers B.

Sellers A Purchase Price
(a)  An amount of $43,845,000 (forty three million eight hundred forty five thousand Dollars) for 13,201,426 RTH Shares, payable as set forth in Section 2.2 at the Closing (which represents 35.1282% of the total RTH Shares and are to be purchased as set forth in Section 2.2), and (b) the Company’s Market Valuation for the remaining 18.7180% of the outstanding RTH Shares payable under Section 7 at the Second Closing.

Sellers B Purchase Price
An amount of $43,318,000 (forty three million three hundred eighteen thousand Dollars) for 17,344,906 RTH Shares, payable as set forth in Section 2.2 (which represents 46.1538% of the total RTH Shares which are to be purchased as set forth in Section 2.2).

Sellers’ Representative	As defined in Section 10.23.

Sellers Transaction Expenses
Expenses arising prior to the Closing that were incurred by the Company, any Subsidiary, Sellers A and Sellers B in connection with the Transaction, including fees and expenses of counsel, accountants, financial advisors and experts and Expenses, except for the Company Paid STE.

Spanish Counsel	PwC as Spanish Tax and corporate counsel for the Company and the Sellers.

Spanish Transfer Agreement (Purchase Shares)
Simple transfer agreement, substantially in the form attached hereto as Exhibit E, to be signed by the Purchaser and the Sellers as required under Spanish Laws to transfer the ownership of the Purchase Shares and that will be notarized in front of the Notary at the Closing.

Spanish Transfer Agreement (Remaining Shares)
Simple transfer agreement, in substantially the form of the Spanish Transfer Agreement (Purchase Shares), to be signed by the Purchaser and the Sellers A to transfer the ownership of the Remaining Shares and that will be notarized in front of the Notary at the Second Closing.

Subsidiaries	The Partly Owned Subsidiaries and the Fully Owned Subsidiaries.

Tax
Any past, present and future income, value added and other taxes, levies, tariffs, excise, customs duties, imposts, deductions, charges and withholdings in the nature of taxes whatsoever (including, without limitation, taxes concerning income, capital gains, sales, land value gains, franchise, withholding, payroll, employment, social security, severance, stamp or property tax) and any payments made on or in respect thereof.

Tax Return
Any report, return, certificate, declaration, election, report, claim for refund or information return or statement required to be filed with any Governmental Authority or domestic or foreign taxing authority and with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction	The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

Transaction Documents
This Agreement, the Spanish Transfer Agreement (Purchase Shares), the RTH Shareholders Agreement, the Ituran Stockholders Agreement, the Escrow Agreement, the Pledge Agreement, the Ultimate Shareholders Agreement and the Key Management Employment Agreements.

Ultimate Shareholders	As defined in the Ultimate Shareholders Agreement.

Ultimate Shareholders Agreement	The Agreement between Purchaser and the equity owners of the Sellers executed concurrently with the execution of this Agreement.

U.S. GAAP	Accounting principles generally accepted in the United States, consistently applied.

Valuation Expert	As defined in Section 7.3.

Valuation Methods
The following methods: (i) evaluating other comparable companies’ current valuation metrics, determined by market prices, and applying them to the Company, (ii) valuing the Company by projecting its future cash flows and then determining the net present value of the future cash flow, using the average WACC for telecom equipment/services companies for 2020 as reported on http://people.stern.nyu.edu/adamodar/New_Home_Page /datafile/wacc.htm (or comparable survey if that survey ceases to be available) for the discount rate, (iii) reviewing historical prices for completed merger and acquisition transactions involving similar companies to get a range of valuation multiples, and (iv) valuing the Company by assuming the acquisition of the Company via a leveraged  buyout, which uses a significant amount of borrowed funds to fund the purchase, and assuming a reasonable rate of return (but not in excess of such WACC) for the purchasing entity.

1.2.
Construction.  Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Annex,” “Schedule” and “Section” refer to articles, exhibits, annexes, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to articles, exhibits , annexes, schedules and sections of any other Transaction Document) and are an integral part of this Agreement.  Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, annexes, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The word “or” is not exclusive.  Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any other Transaction Document) shall be made in Dollars. References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

2.	PURCHASE AND SALE OF THE SHARES

2.1.	Agreement to Purchase and Sell.

(i)
Subject to and in accordance with the terms and conditions of this Agreement, on Closing Sellers A shall sell to the Purchaser, and the Purchaser shall purchase from Sellers A a total of 13,201,426 RTH Shares (of which 10,749,735 shall be sold by Yomuna Investments S.L. and 2,451,691 shall be sold by Viatka Investments S.L.) ; and on Closing Sellers B shall sell to the Purchaser and the Purchaser shall purchase from Sellers B a total of 17,344,906 RTH Shares (of which 9,395,129 shall be sold by I-Gelt Holdings, LLC and 7,949,777 shall be sold by East Holdings, LLC)  (such 30,546,332 RTH Shares,  the “Purchase Shares”),  which, upon Closing, will be converted into RTH Class B Shares, constituting at the Closing 81.282% of the issued and outstanding RTH Shares on a fully diluted basis (including but not limited to all warrants, options, convertible securities and convertible debt) as of the date of Closing, as represented in the Capitalization Table set out in Schedule 2.1(i), for the Sellers A Purchase Price for Sellers A, and the Sellers B Purchase Price for Sellers B (collectively, the “Purchase Price”), as adjusted and reduced in Subsections (ii) and (iii) below.

(ii)
To the extent set forth on Annex C and Section 2.6, the Sellers Transaction Expenses incurred by the Company or any Subsidiary shall be deducted from the Purchase Price paid to each Seller in accordance with the Seller Percentages set forth on Annex D and only upon the Second Closing from the Employee Extraordinary Bonus Payments on a proportionate basis in accordance with Annex F.  The Company will cause its Subsidiary to withhold any Tax on the bonuses to the Employee Extraordinary Bonus Personnel that is required to be withheld under applicable Law; the Company will be responsible for any Tax payable by the Company or any Subsidiary in connection with the Employee Extraordinary Bonus Payments; and the Sellers shall have no responsibility for any Tax payable by the Company or any Subsidiary in connection with the Employee Extraordinary Bonus Payments.

(iii)
The Purchase Price shall be reduced in the event of any shortfall in the 2018 Operating Profits below $20,000,000 (twenty million Dollars) (“OP Shortfall”). Such shortfall shall reduce the full Purchase Price by the following formula: 5 (five) times OP Shortfall multiplied by 0.81282 (hereinafter: “Returned Amount”). The Returned Amount shall be paid out of the Second Escrow Amount, as more fully set forth in Section 2.5(a).

(iv)
The Purchaser covenants and agrees to cause the Company to make the Anniversary Employee Transaction Cash Bonus Payments on the first and second anniversaries of the Closing, and to pay the Sellers A and Sellers B in proportion to their respective Sellers Percentages on such dates the amount of any Anniversary Employee Transaction Cash Bonus Payments that were not paid because any Employee Extraordinary Bonus Personnel were not employed by the Company or a Subsidiary on such anniversary date(s). Any amounts paid to the Sellers A and Sellers B pursuant to this Section 2.1(iv) shall be considered an adjustment to the Sellers A Purchase Price and Sellers B Purchase Price.

2.2.	Closing

(a)
The closing of the purchase and sale of the Purchase Shares (the “Closing”) shall take place at the offices of the Notary, whose office is located at Madrid, Spain, within 2 (two) Business Days of the satisfaction of all the conditions precedent to Closing as set out herein (other than those Conditions Precedent which, by their terms, are to be satisfied at Closing), or thereafter at such other time, date and place as may be mutually agreed by the Parties in writing (the time and date of the Closing being herein referred to as the “Closing Date”). In the event that the Closing does not take place within 60 (sixty) days after the date of this Agreement and the Closing Date has not been extending in writing as provided in the previous sentence, this Agreement shall be deemed to be terminated without giving rise to any right or claim by any Party hereto, excluding claims for breaches of obligations by any Party hereto prior to such termination and obligations of confidentiality, which shall survive such termination.

(b)
At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

(i)	Sellers A and Sellers B, as applicable, shall deliver to the Purchaser:

(A)	A certificate by the secretary of the Company confirming that the ownership of all the Purchase Shares has been duly recorded as owned by the Purchaser in the Company’s share register;

(B)
Such waivers, consents or such other documents as may be required to give good title to the Purchase Shares and to enable the Purchaser or its nominees to become their registered holders and owners under Spanish Law;

(C)
The letter of resignation in substantially the form set out in Schedule 2.2(b)(i)(C) of [*] as members of the Board of Directors of the Company and corresponding roles at the Subsidiaries, with a written acknowledgment from each such resigning director that he has no claim or has relinquished all existing or potential claims whatsoever against the Company and the Subsidiary, other than claims under the Transaction Documents, in which he served as a director, whether in respect of compensation for loss of office, damages, loans or otherwise, except any claims (i) under any of the Transaction Documents or claims that are covered under any indemnity undertaking of the Company or for any event arising after the date hereof and (ii) for unpaid compensation, reimbursements of expenses and similar amounts that arose prior to the Closing;

(D)
Minutes of the Company’s General Shareholders Meeting containing (i) the resolution by virtue of which the relevant agreed directors are appointed as members of the Company’s Board of Directors upon Closing and (ii) the resolution by virtue of which their position/role within the Company’s Board of Directors is appointed;

(E)	Minutes of the Company’s General Shareholders Meeting containing the resolution by virtue of which the sale of the Purchase Shares is approved;

(F)	The opinions of legal counsel to the Sellers (including a related Release), dated as of the Closing Date, substantially in the forms attached hereto as Schedule 2.2(b)(i)(F);

(G)	The opinions of legal counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Schedule 2.2(b)(i)(G);

(H)	Bring down letter from the Sellers confirming the matters referred to in Section 2.3 (b), substantially in the form attached hereto as Schedule 2.2(b)(i)(H);

(I)
Bring down letter from the Company’s CEO and CFO, substantially in the form attached hereto as Schedule 2.2(b)(i)(I),  confirming the adequacy of the Financial Statements; the matters set forth in Sections 2.3(f), (g), (h) and (j); and the completion of the transfer of GTS Ecuador;

(J)	Copies of the Company’s and all the Subsidiaries’ bank statements covering the period from January 1, 2018 until Closing;

(K)	Signed copies of the Key Management Employment Agreements entered into by RT Hong Kong, RT Mexico or RT Colombia, and the Key Management prior to the Closing Date;

(L)	Minutes of the Company’s General Shareholders Meeting containing the resolution by virtue of which the substitution of the New By-Laws is adopted upon Closing;

(M)	Evidence that the New By-Laws have been adopted and notarized under the SCL, subject to filing with the Companies House;

(N)
Relevant corporate resolutions and powers of attorney from the Sellers and the Company, if any, that may be necessary for the completion of the Transaction, the signing of the Transaction Documents and for the carrying out of all the actions thereunder in accordance with the applicable laws;

(O)	Signed copies of the RTH Shareholders Agreement, Ituran Stockholders Agreement, Ultimate Shareholders Agreement, Escrow Agreement and the Pledge Agreement; and

(P)
Evidence that the required time periods relating to the Anti-Trust Filing have expired with no further actions required and that Purchaser has complied fully with applicable Israeli anti-trust and other acquisition regulatory Laws of Israel or that an approval by the Israeli Anti-Trust Commission has been granted (without material conditions).

(ii)	At a Company’s General Shareholders Meeting held prior to Closing or at Closing the transfers of the Purchase Shares shall be approved.

(iii)	The Spanish Transfer Agreement (Purchase Shares) shall be signed by the Sellers and the Purchaser and notarized before a Notary mutually agreed by the Parties and delivered to the Purchaser.

(iv)
At a Company’s General Shareholders Meeting held at Closing (i) there shall be submitted and accepted the resignations of the outgoing directors; (ii) the appointment of new directors and posts in the Company shall be approved and (iii) the substitution of the New By-Laws shall be approved.

(v)
The Company shall record the transfer of the Purchase Shares from Sellers A and Sellers B to the Purchaser (or as instructed in writing by the Purchaser) on the Company’s shareholders’ register and other records and, promptly after the Closing, the Company shall make all filings and registrations as may be necessary to perfect such transfer and shall deliver copies thereof to the Purchaser.

(vi)	(A)	The Purchaser shall pay the Sellers B Purchase Price as follows: (i) by wire transfer of immediately available funds the aggregate amount of $36,201,000 (thirty six million two hundred one thousand Dollars) paid to the Sellers B in the amounts and pursuant to the wire instructions set forth in Annex 2.2(b)(vi); (ii) by depositing the First Escrow Amount into the First Escrow; and (iii) by depositing into the Second Escrow the number of Ituran Shares equal to $5,732,000 (five million seven hundred thirty two thousand Dollars) divided by the Adjusted Market Price (these shares will be referred to as the “Escrowed Sellers B Shares”).

(B)
The Purchaser shall pay the Sellers A Purchase Price as follows: (i) by wire transfer of immediately available funds the aggregate amount of $38,105,000 (thirty eight million one hundred five thousand Dollars), allocated to the Sellers A, and pursuant to the wire instructions, set forth in Annex 2.2(b)(vi); and (ii) by depositing into the Second Escrow the number of Ituran Shares equal to $5,740,000 (five million seven hundred forty thousand Dollars) divided by the Adjusted Market Price (these shares will be referred to as the “Escrowed Sellers A Shares”).

(C)
The Purchaser shall pay or cause to be paid on behalf of the Company a portion of the Employee Extraordinary Bonus Payments by depositing into the Second Escrow a certificate in the name of RT Hong Kong for the number of Ituran Shares equal to $566,000 (five hundred sixty six thousand Dollars) divided by the Adjusted Market Price (these shares will be referred to as the “Escrowed Employee Shares”), and the Company will cause RT Hong Kong to pay the Initial Employee Transaction Cash Bonus Payments to the Employee Extraordinary Bonus Personnel who are employed by the Company or a Subsidiary on the Closing Date. Any amount of the Initial Employee Transaction Cash Bonus Payments that is not paid to employees will be paid by Purchaser to the Sellers A and Sellers B in proportion to their Seller Percentages as an adjustment to the Sellers A Purchase Price and Sellers B Purchase Price.

(vii)	The Purchaser shall deliver to the Sellers:

(A)	The opinion of legal counsel to the Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Schedule 2.2(b)(vii)(A).

(B)	Bring down letter from Purchaser substantially in the form attached hereto as Schedule 2.2(b)(vii)(B) confirming the matters set forth in Sections 2.4 (b), (c), (d), (e), (f) and (g).

(C)	Signed copies of the RTH Shareholders Agreement, Ituran Stockholders Agreement, Ultimate Shareholders Agreement, Escrow Agreement, Spanish Transfer Agreement (Purchase Shares) and Pledge Agreement.

(D)
Notwithstanding the foregoing, the Purchaser shall be entitled to withhold from any payments due hereunder any amounts it is required by law to deduct and withhold. To the extent that amounts are so deducted and withheld by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Seller.

(E)
For the avoidance of doubt, it is hereby clarified that all Taxes levied on the Employee Extraordinary Bonus Personnel shall be borne and paid by each of the Employee Extraordinary Bonus Personnel for the portion of the Employee Extraordinary Bonus Payments distributed to them.

(F)
Minutes of the Company’s General Shareholders Meeting containing (i) the resolution by virtue of which the relevant agreed directors are appointed as members of the Company’s Board of Directors upon Closing and (ii) the resolution by virtue of which their position/role within the Company’s Board of Directors is appointed.

(G)	Minutes of the Company’s General Shareholders Meeting containing the resolution by virtue of which the substitution of the New By-Laws is adopted upon Closing.

(H)
Relevant corporate resolutions and powers of attorney from the Purchaser, if any, that may be necessary for the completion of the Transaction, the signing of the Transaction Documents and for the carrying out of all the actions thereunder in accordance with the applicable laws.

(I)
Evidence that the required time periods relating to the Anti-Trust Filing have expired with no further actions required and that Purchaser has complied fully with applicable Israeli anti-trust and other acquisition regulatory Laws of Israel or an approval by the Israeli Anti-Trust Commission has been granted (without material conditions).

(viii)
The Purchaser shall (on the account of the Purchase Price) deposit (i) the First Escrow Amount into the First Escrow and (ii) the Escrowed Shares into the Second Escrow. The Purchaser will be entitled to be indemnified from the First Escrow for the matters set forth in Section 8.1. Upon the first anniversary of the Closing Date all the remaining amounts in the First Escrow will be delivered to Sellers B less the amount of any Claims that have been finally adjudicated or are still in dispute under Section 8.1, as provided in the Escrow Agreement.

(c)	At the Closing, the Purchase Shares shall be converted to RTH Class B Shares and the Remaining Shares shall be converted to RTH Class A Shares.

2.3.
Purchaser’s Conditions to Closing.  The Purchaser’s obligations to consummate the purchase of the Purchase Shares hereunder are subject to the fulfilment, prior to or at the Closing, of each and all of the following conditions (any or all of which may be waived by the Purchaser):

(a)
the representations and warranties of the Sellers were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date);

(b)	the Sellers shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)
the execution and the delivery of this Agreement and the consummation of the Transaction contemplated hereby shall have been approved by all Governmental Authorities or third parties whose approvals are required by Law or necessary to preserve the rights and benefits currently enjoyed by the Company and the Fully Owned Subsidiaries after the Closing;

(d)
no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Transaction contemplated hereby;

(e)
the Purchaser shall have received a true and correct copy of every consent, opinion, approval and waiver required for the execution of this Agreement and the consummation of the Transaction contemplated hereby;

(f)
all corporate and other proceedings in connection with the approval and fulfilment of this Agreement (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated at the Closing and all documents incident thereto, including the implementations of the provision thereof, shall have been taken in a manner satisfactory in form and substance to the Purchaser and the Purchaser shall have received counterpart original or certified copies of such documents;

(g)	between the December 31, 2017 and the Closing Date, there shall have been no Seller Material Adverse Effect other than as set forth on the Schedules;

(h)	Sellers A shall continue to hold 7,034,336 RTH Shares constituting 18.7180% of the outstanding Ordinary Shares of the Company;

(i)
the Company shall continue to own, directly or indirectly, 100% (one hundred percent) of the issued shares and all other rights of the Fully Owned Subsidiaries, and 50% (fifty percent) of the issued shares and all other rights of the Partly Owned Subsidiaries; and

(j)
all Liens registered against the assets of the Company shall have been discharged (except for Liens in favor of banks for extending ordinary business credit lines to the Company and Permitted Security Interests).

(k)
Global Telematics Solutions GTS Ecuador S.A (“GTS Ecuador”) hasbeen wholly and irrevocably transferred without any Tax ramifications or exposures to the Company and any of the Subsidiaries or any exposure or any Liability.

(l)	The transfer of the Company’s registered office and Tax residency from Bilbao to Madrid.

(m)
The Company will deliver unaudited consolidated financial statements (with a limited review opinion by the auditors) for the 6 (six) month period ended June 30, 2018 (including changes of profit or loss, changes in stockholders’ equity, statements of cash-flows and notes to the statements), all according to the IFRS (the “Interim Financial Statements”).

2.4.
Sellers’ Conditions to Closing. The Sellers’ obligations to consummate the sale of the Purchase Shares to the Purchaser at the Closing are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Sellers):

(a)
all representations and warranties of the Purchaser were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date);

(b)	the Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing;

(c)	the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, shall have been approved by all Governmental Authorities required by Law;

(d)
no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Transaction contemplated hereby;

(e)
all corporate and other proceedings in connection with the approval and fulfillment of this Agreement (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated at the Closing and all documents incident thereto, including the implementations of the provision thereof, shall have been taken in a manner satisfactory in form and substance to the Sellers and the Sellers shall have received counterpart original or certified copies of such documents; and between the date of this Agreement and the Closing Date, there shall have been no Purchaser Material Adverse Effect..

2.5.	Post-Closing Adjustment

(a)
On the date specified in Section 2.5(c) or 2.5(f) below, as applicable, the Returned Amount shall be transferred to the Purchaser. The Returned Amount shall be delivered from the Second Escrow in the form of a number of Escrowed Shares equal to the Returned Amount divided by the Returned Amount Market Price. All remaining amounts of Escrowed Shares from the Second Escrow Amount shall be allocated to Sellers A, Sellers B and the Employee Bonus Transaction Personnel who are employed by the Company or a Subsidiary on the Returned Amount Determination Date, all as set forth on Schedule 2.5(a), which includes an illustration of such reduction allocation and distribution, and subject to the other terms and procedures of this Agreement and the Second Escrow Agreement.

(b)
The Company shall prepare and deliver to the Sellers and the Purchaser the 2018 Operating Profits statements no later than April 30, 2019. The 2018 Operating Profits statements shall have been reviewed by the Company’s auditors.  In addition, in the event that the Purchaser causes the Company to take or omit any action in a manner that (i) is inconsistent with the Ordinary Course of Business and (ii) has the effect of materially decreasing revenues or increasing expenses in 2018, the effects of such action or inaction shall be excluded from the 2018 Operating Profits statements.

(c)
After receipt of the 2018 Operating Profits statements, the Parties shall thereupon, if necessary, make adjustments to the Purchase Price, as provided in Section 2.1(i), and to the number of Ituran Shares released to the Employee Bonus Transaction Personnel, and based on the amounts reflected in the 2018 Operating Profits statements. Unless disputed, the Returned Amount shall be transferred to the Purchaser in accordance with Section 2.5(a) 10 (ten) days after the Returned Amount Determination Date. If the Sellers or the Purchaser dispute the figures reflected on the 2018 Operating Profits statements within the above 10 (ten) days the Parties may negotiate in good faith to settle such dispute and if such dispute is not settled within 30 (thirty) days of the commencement of negotiations, the Sellers and Purchaser shall have the right to refer the matter to one of the following accounting firms:  Ernst & Young, PWC, KPMG or BDO, acting as an expert and not as arbitrator (the “Operating Profits Expert”).

(d)
The Company and the Purchaser shall provide the Operating Profits Expert, subject to confidentiality undertakings, with all data and documents and will allow the Sellers and the Operating Profits Expert to inspect and make copies of the relevant records of the Company and the Subsidiaries as the Sellers may reasonably require in connection with the adjustment contemplated herein.

(e)
The Operating Profits Expert will be instructed to provide a decision in writing within 30 (thirty) days of its appointment. Such decision will be final and binding upon the Parties and the Employee Bonus Transaction Personnel. The expenses of the Operating Profits Expert will be borne by the Company.

(f)
Any transfer of Returned Amount pursuant to the decision of the Operating Profits Expert will be made from the Second Escrow Amount and, only in the event the Second Escrow Amount is inadequate, by Sellers from other resources, within 10 (ten) days from such decision.

2.6.
Agreed Sellers Expenses Paid by the Company on Behalf of Sellers.  The Purchaser and Sellers’ Representative will determine an estimate of the Sellers expenses to be paid by the Company on behalf of Sellers.  To the extent the estimate as of the Closing differs from $1,000,000 (which has already been deducted from the Sellers A Purchase Price and Sellers B Purchase Price) the cash amounts payable as Sellers A Purchase Price and Sellers B Purchase Price shall be proportionately adjusted up or down, and to the extent the actual expenses differ from such estimate, the Sellers A  and Sellers B will the bear the amount of the excess, and Purchaser will reimburse Sellers A and Sellers B, in each case in proportion to their respective Seller Percentages.

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND SUBSIDIARIES

The Sellers hereby severally and not jointly represent and warrant to the Purchaser as of the date hereof and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) as follows:

3.1.	Constitution and Compliance

(a)
The Company and each of the Subsidiaries is duly organized and validly existing under the Laws of the relevant jurisdiction of formation, with power and authority to carry on its Business as now being conducted and as contemplated to be conducted. The Company and each of the Subsidiaries has at all times carried on its Business and affairs in all material respects in accordance with their Organizational Documents and all applicable Laws and regulations, and there is no violation or default with respect to any statute, regulation, order, decree, or judgement of any court or any Governmental Authority which could reasonably be expected to have a Seller Material Adverse Effect upon the assets or Business of the Company and the Subsidiaries. The Company and each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the Company and each of the Subsidiaries currently conducts business.

(b)	The Purchaser has received true and accurate copies of the Organizational Documents of the Company and the Subsidiaries as of the date of this Agreement.

(c)
The Company and each of the Subsidiaries maintain all corporate, shareholder or other records and registries required by Law.  Schedule 3.1(c) sets forth a list of documents of this type that Purchaser has received.

(d)
To the Knowledge of Sellers, the Company and the Subsidiaries have made and filed all returns, particulars, resolutions and documents required by the relevant jurisdiction of formation companies Law or any other legislation to be filed with the relevant registrar of companies or any equivalent authority or any other Governmental Authority or local authority, except as disclosed in Schedule 3.1(d).

3.2.	Capitalization

(a)
Schedule 2.1(i) and Schedule 3.2(e) set out the authorized and issued share capital of the Company and each of the Subsidiaries (together with the names and holdings of each of the shareholders of the Company and of each of the Subsidiaries) as of the date of this Agreement and immediately prior to and after the Closing. At, and immediately after the Closing, Sellers A shall continue to hold 7,034,336 shares constituting 18.718% of the outstanding shares of the Company. The shareholdings of Sellers A are listed in Schedule 2.1(i).

(b)
Other than as listed in Schedule 2.1(i), there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company or the Subsidiaries to issue (i) any additional shares or other securities or (ii) any securities or debt convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares other securities. For the avoidance of doubt, all the aforementioned options, warrants, calls, rights, commitments or other agreement to purchase shares or securities (or instruments convertible into or exchangeable for shares or securities) shall be duly cancelled before Closing, and no additional payment by the Purchaser shall be required to purchase the shares of the Company other than the Remaining Shares except for the Purchase Price.

(c)
Neither the Company nor any of the Subsidiaries has adopted or authorized any plan for the benefit of its officers, employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any shares of the Company’s or such Subsidiary’s share capital or other securities or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares or securities, other than as set forth in Schedule 2.1(i).

(d)
All securities of the Company and each of the Subsidiaries have been issued in compliance in all material respects with all laws, rules and regulations, including applicable securities laws and the Organizational Documents of the Company and the Subsidiaries, respectively. Neither the Company nor the Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any warrants, options or other rights to acquire its shares.

(e)
Schedule 3.2(e) lists all equity interests of the Company in the Subsidiaries. Except as set forth on Schedule 3.2(e), the Company owns directly or indirectly all of the issued and outstanding share capital of the Fully Owned Subsidiaries and half (50%) of all the issued and outstanding share capital of the Partly Owned Subsidiaries, free and clear of all Security Interests.

(f)
All dividends, share premium repayments or other distributions of profits including all taxes associated with such dividends declared, made or paid since the date of formation of the Company and the Subsidiaries have been declared, made or paid in accordance in all material respects with Laws of the jurisdiction of formation and the Company’s or Subsidiaries’ Organizational Documents.

3.3.	Financial Statements

(a)
The Sellers have delivered to the Purchaser audited consolidated financial statements of the Company for the years ended December 31, 2017 and December 31, 2016 (including consolidated changes of profit or loss, consolidated changes in stockholders’ equity, consolidated statements of cash-flows and notes to the consolidated statements) (the “Financial Statements”, including the Interim Financial Statements as of the Closing).  The Financial Statements, including the related notes and schedules, have been prepared from the books and records of the Company and the Subsidiaries on an accrual basis in accordance with IFRS consistently applied throughout the periods covered by the statements of operations included therein, are complete and correct and fairly present the results of operations and financial condition of the Company as of the dates and for the periods covered thereby (subject, in the case of the Interim Financial Statements to the absence of footnote disclosures and reasonable audit adjustments).  The Financial Statements are attached hereto as Annex 3.3(a).

(b)
The Financial Statements are prepared in accordance with the books and records of the Company and the Subsidiaries and are accurate in all material respects. The Financial Statements present in a true, complete and fair view, the financial position, assets and Liabilities of the Company and the Subsidiaries as of the dates indicated and the results of its operations for such periods. The Financial Statements have been prepared in accordance with IFRS.

(c)
To the Knowledge of Sellers, there are no material off-balance sheet Liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for in the Financial Statements. The Liabilities of the Company and the Fully Owned Subsidiaries were incurred in the Ordinary Course of Business.

(d)
No event has occurred during the period covered by the Financial Statements that has resulted in the profits of the Company and the Subsidiaries in respect of such period being abnormally high or low. The Financial Statements are not affected by any materially unusual or non-recurring items, except as disclosed in the Financial Statements.

(e)
The Company has disclosure controls and procedures which are reasonably designed to ensure that information required to be disclosed by the Company and the Subsidiaries is recorded, processed, summarized and reported within the required time period and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under IFRS with respect to such reports, consistent with IFRS, but cannot implement such disclosure controls and procedures in accordance with U.S. GAAP before Closing.

3.4.	Business to Date

(a)	Since December 31, 2017, except as set forth in Schedule 3.4(a) attached hereto:

(i)
except in the Ordinary Course of Business, neither the Company nor any Subsidiary has entered into any sale or purchase order in excess of $750,000 (seven hundred and fifty thousand Dollars) per transaction or greater than $2,000,000 (two million Dollars) in the aggregate as to both;

(ii)
the Business of the Company and the Subsidiaries has been carried on and conducted in all material respects, in the Ordinary Course of Business consistent with past practice, and there has been no Seller Material Adverse Effect;

(iii)	the Company has not declared or paid any cash dividend or made any distribution on its shares (except as provided under Section 2.1(iii));

(iv)
except in the Ordinary Course of Business, there has been no sale, assignment, or transfer of any tangible asset of the Company or the Subsidiaries and no sale, assignment, or transfer of any patent, trademark, trade secret, or other intangible asset of the Company or the Subsidiaries.

(b)
Neither the Company nor any Subsidiary have incurred any financial Liabilities, fixed or variable or contingent, or known (other than additional financial Liabilities of up to $1,000,000 (one million Dollars) in the aggregate as to both the Company and the Subsidiaries), except in the Ordinary Course of Business or as shown on Schedule 3.4(b).

(c)	There are no material outstanding debts owed to the Company or the Subsidiaries other than accounts receivable in the Ordinary Course of Business except as detailed in Schedule 3.4(c).

(d)	There are no bad or doubtful debts owed to the Company on the Company’s or the Subsidiaries’ books at the date hereof, except bad or doubtful debts that arose in the Ordinary Course of Business.

(e)	A list of all bank accounts, overdrafts, loans, guarantees or other financial facilities outstanding or available to the Company or the Subsidiaries is contained in Schedule 3.4(e).

3.5.	Properties

(a)
Except as set forth on Schedule 3.5(a), the value of the  Company’s and the Subsidiaries’ material tangible properties and tangible assets as of December 31, 2017 and March 31, 2018, respectively, was consistent in all material respects with the value ascribed to such properties and assets in the Financial Statements.  The Company and each of the Subsidiaries have good title to, or valid leasehold interest in, all properties and assets used in its business or owned by it, free and clear of all Security Interests other than Permitted Security Interests.

(b)	No asset of the Company and the Subsidiaries has been acquired for any consideration other than by way of bargain at arm’s length.

(c)
Other than the shares of the Subsidiaries owned by the Company, neither the Company nor any of the Subsidiaries is the holder or the beneficial owner of any share, debenture, mortgage, or security (or interest therein) in any other company or corporation, or a member of any partnership or unincorporated association or limited liability company, except for entities mentioned in Schedule 3.2(e) and portfolio investment in listed shares.

3.6.	Taxation. For purposes of this Section 3.6, the term “Company” shall include the Company and the Subsidiaries. Except as set forth in Schedule 3.6:

(a)
All material reports, returns or other information required to be filed by or on behalf of the Company regarding Taxes have been filed on a timely basis with the appropriate Governmental Authorities in all requisite jurisdictions and all such returns, reports or other information were true, correct and complete in all material respects.

(b)
To the Knowledge of Sellers, all Taxes that are due and payable with respect to the period ended December 31, 2017 have been fully and timely paid or reserved in the Financial Statements, and the Company does not have any liability for Taxes with respect to such period in excess of the amounts so paid or otherwise reserved in the Financial Statements at December 31, 2017. All Taxes due since January 1, 2018 have been timely paid.

(c)
Except as provided herein below, there is no dispute with any Tax authority anywhere in relation to the affairs of the Company. There are no circumstances which will or may reasonably be deemed likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any material dispute with any relevant Tax authority in relation to the Company’s Liability or accountability for Taxes under currently enacted statutes and regulations, any claim made by it, any relief, deduction, or allowance afforded to the Company, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation relating to Taxes.

(d)
The Company has final Tax assessments until and including the year ended December 31, 2017.  The Company is in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Authority and, to the Knowledge of Sellers, the consummation of the Closing will not have any material adverse effect on: (i) the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order; and (ii) the continued qualification for the Grants or the terms or duration thereof or require any recapture of any previously claimed incentive under such Grants.

(e)	The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)
Since December 31, 2017, the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

(g)
The Company has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any Employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(h)	The Company has delivered to the Purchaser accurate copies of the Income Tax Returns of the Company for the year ended December 31, 2017.

(i)
Neither the Company nor the Sellers (in connection with their shares in the Company) are subject to any restrictions or limitations pursuant to any Tax Law or pursuant to any Tax ruling made that may be violated as a result of the consummation of this Agreement.

(j)
All books and records which the Company is required under relevant Law to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in accordance with all material applicable requirements and are available for inspection at the premises of the Company.

(k)
All the material agreements that the Company has signed with any Tax authority pursuant to which the Company is obligated to make payments after the date hereof and all the rulings and decisions received by the Company from any Tax authority that continue to be binding on the Company after the date hereof have been made available to the Purchaser at the Company’s offices and are attached hereto as Schedule 3.6(k).

(l)
Except as set forth on Schedule 3.6(l), there is no notice, claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of Sellers, threatened in writing against or with respect to any Taxes relating to or involving the Company.

(m)	There are no Liens for Taxes upon any asset of the Company other than Permitted Security Interests.

(n)	The consummation of the Transaction pursuant to this Agreement will not result in any Taxes levied on the Company.

(o)	To the Knowledge of Sellers, RT Hong Kong complied with Hong-Kong offshore Tax regime through the date of this Agreement and Closing.

(p)
The legal address of the Company was moved from Bilbao to Madrid during the calendar year 2018, prior to the transaction, and therefore, the Company will be considered as tax resident in Madrid. Consequently, the Company is subject to tax rules of such territory during the calendar year 2018.

(q)
All transactions carried out by the Company with related parties of the Sellers or others have been carried out under arm's length conditions as can be evidenced by the price studies previously delivered to Purchaser.

(r)
During the period the Company was resident in Barcelona and Madrid, the Company filed for ETVE regime and has complied with all relevant formal and substance requirements to benefit from such regime.  There was no requirement to file for ETVE regime during the period the Company was resident in Bilbao.

(s)	To the Knowledge of the Sellers, none of the Subsidiaries has generated controlled foreign corporation income.

3.7.	Contracts. For purposes of this Section 3.7, the term “Company” shall include the Company and the Subsidiaries.

(a)
The Purchaser has received true, correct, and complete copies (or where oral, written descriptions) of all Material Contracts, as listed on Schedule 3.7(a).  The Company is not responsible for any translations thereof from the original language(s).

(b)
Except as set forth on Schedule 3.7(b), all Material Contracts are in full force and effect and the Company (or its Subsidiaries as appropriate) has performed in all material respects all of its obligations under each Material Contract, and, to the Knowledge of Sellers, all third parties with whom the Company has transacted business under the Material Contracts have performed in all material respects all of their obligations thereunder which were due to have been performed.

(c)
Except as set forth on Schedule 3.7(c), no party to a Material Contract has made a claim to the effect that the Company has failed to perform a material obligation thereunder, nor has any such party notified the Company of an intention to terminate or not renew any such Material Contracts and the Company is not subject to any penalties or fines.

Except as set forth on Schedules 3.7(b) and 3.7(c), there are no circumstances known to the Company or to the Sellers which could cause (i) any Material Contract to be terminated or rescinded by any other party or (ii) their terms to be worsened or the Company or any Subsidiary prejudiced as a result of anything done or omitted or permitted to be done by the Company.

3.8.	Litigation. For purposes of this Section 3.8, the term “Company” shall include the Company and the Subsidiaries.

Except as provided in Schedule 3.8 hereto and except as would not have a Seller Material Adverse Effect:

(a)
There are no pending civil, criminal, arbitration or administrative proceedings pending or, to the Knowledge of Sellers, threatened in writing against the Company.  To the Knowledge of Sellers, there are no pending or threatened in writing civil, criminal, arbitration or administrative proceedings against any Person to whom the Company is liable to indemnify, in each case arising out of the performance of their duties to the Company.

(b)
The Company is not subject to any order or judgement given by any court or Governmental Authority and has not been a party to any undertaking or assurance given to any court or Governmental Authority which is still in force, nor are there any facts or circumstances (with or without the giving of notice or lapse of time) which would be likely to result in the Company becoming subject to such an order or judgement or being required to be a party to any such undertaking or assurance.

(c)
To the Knowledge of Sellers, neither the Company, the directors of the Company nor any of the Employees thereof is the subject of any investigation, enquiry, process or request for information in respect of any of the activities of the Company by any competent authority; no such procedures are pending or threatened in writing; and there are no facts that are reasonably likely to give rise to any such proceedings.

(d)
Other than in the Ordinary Course of Business, the Company has not received any complaint in writing regarding (and to the Knowledge of Sellers, the Company has not sold) Products which are or may in any material aspect be faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company.

(e)
The Company has obtained all relevant licenses, consents, approvals, permissions, permits, certificates and authorities necessary for the carrying on of its Business in the places and in the manner in which such Business is now carried on including pursuant to all environmental legislation all of which are valid and subsisting and to the Knowledge of Sellers, there are no facts or circumstances (with or without the giving of notice or lapse of time), which would be likely to cause any of them to be suspended, cancelled, revoked or not renewed.

(f)	To the Knowledge of Sellers, except as set forth on Schedule 3.8(f), the Company has all material approvals, permits and consents required by any Governmental Authority from the Company.

3.9.	Regulatory Matters. For purposes of this Section 3.9, the term “Company” shall include the Company and the Subsidiaries.

(a)
Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the Company is holding and operating in material compliance with all permits that are necessary for the conduct of the Business now being conducted by the Company. There are no proceedings pending or, to the Knowledge of Sellers, threatened in writing which would reasonably be expected to result in the material limitation, or material adverse modification, revocation, cancellation or suspension, of any material permits or Governmental Approvals or licenses.

(b)
Except for those matters which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the Company is conducting and has conducted the Business in compliance in all material respects, with all material Laws. Within the 3 (three) years preceding the date hereof, the Company has not received any written notice, including any warning letter, notice of adverse finding, or notice of deficiency, or similar communication from any Governmental Authority, (i) alleging that any of the Products or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling or testing thereof is in violation of any applicable Law or permit, (ii) otherwise alleging any violation of any Laws by the Company with respect to the Business or Products, or (iii) alleging that any such violation, if any, has not been remedied; except, in each case, to the extent that such violation has been remedied or that such violation has not been, and would not be, either individually or in the aggregate, material to the Company.  The Company is not subject to any enforcement, regulatory or administrative proceedings by any Governmental Authority alleging that any operation or activity of the Company and the Subsidiaries relating to the Business or Products is in material violation of any Law, and, to the Knowledge of Sellers, no such proceedings have been threatened in writing.  To the Knowledge of Sellers, no act, omission, event or circumstance has occurred that would reasonably be expected to give rise to, or lead to, any such a proceeding or a material Liability relating to the Business or Products.

(c)
All material documents, reports and notices required to be maintained or filed with any Governmental Authority by the Company with respect to the Business or any Product have been so maintained or filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified prior to the date of this Agreement. To the Knowledge of Sellers, no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing. To the Knowledge of Sellers, no action has been taken or statements made or failed to be made by the Company or any Employee, consultant, contractor, agent or other Representative of the Company, with respect to the Business or any Products, that could reasonably be expected to provide a basis for a Governmental Authority to invoke its governmental policy or regulation, rule or Law.

(d)	The consummation of the Transaction by Sellers does not require Governmental Approvals.

(e)
Without any limitation to the foregoing, except for those matters which, (i) individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, with respect only to the Business or (ii) would have a reasonable possibility of resulting in a criminal violation or criminal liability by the Business, and except for those matters which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, to the Knowledge of Sellers, except as set forth in the FCPA Compliance Report, neither the Company nor any of its subsidiaries, directors, officers, Employees, agents, or other contractors and subcontractors of the Company (i) has in the last two (2) years or during any applicable statute of limitations period that has yet to expire or is currently tolled (“Applicable SOL Period”) violated, has caused other parties to be in violation of, or has knowingly participated in a violation of any anti-corruption Law or regulation applicable to the Company or its Subsidiaries (collectively “Anti-Corruption Laws”); (ii) has in the last two (2) years or during any Applicable SOL Period directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of any money or anything of value to (a) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity, or instrumentality thereof (collectively “Government Officials”), (b) a political party or candidate, or (c) any other individual, entity, or organization, for purposes of obtaining, retaining, or directing businesses or another improper advantage from, to or for any Person, including the Company or its subsidiaries; (iii) has in the last two (2) years or during any Applicable SOL Period otherwise offered, promised, authorized, provided, or incurred any illegal bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit, or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other individual, entity, or organization; (iv) has in the last two (2) years or during any Applicable SOL Period solicited, accepted, or received any Restricted Benefits; (v) has established or maintained any unlawful or unrecorded funds or has otherwise violated the books, records, and internal controls requirements of any Anti-Corruption Laws; (vi) is or has in the last two (2) years or during any Applicable SOL Period been the subject of any allegation, voluntary disclosure, subpoena or other information request, investigation, prosecution, settlement or other enforcement action related to any Anti-Corruption Law, or other applicable Law or regulation. The Company has delivered to the Purchaser a true and complete copy of the FCPA Compliance Report.

3.10.	Employees. For purposes of this Section 3.10, the term “Company” shall include the Company and the Fully Owned Subsidiaries.

(a)
A list of all the directors, officers, Employees and consultants (excluding consultants and Employees receiving less than $50,000 per year, lawyers and accountants) of the Company as Schedule 3.10(a).  The benefits paid to each Employee comply in all material respects with the requirements of the Laws applicable to the Company or the Subsidiary that employs such Employee.

(b)
The Sellers have delivered true and complete copies of all employment and consultancy agreements (including any agreements between the Company and any such Employee concerning Intellectual Property, confidentiality and non-competition, but excluding any agreements with Employees and consultants receiving less than $50,000 per year, lawyers and accountants) under which the Employees are engaged.  There are no Contracts between the Company and any Key Management Employee. Other than in Mexico, there are no collective bargaining agreements with any labor union or any local or subdivision thereof.

(c)
Other than benefits arrangements relating to Employees that are in place to satisfy the requirements of applicable Law and except as set forth in Schedule 3.10(c), there are no material agreements or arrangements, whether written or not, for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Employee or former Employee or for the benefit of the dependents of any such Employee in operation at the date hereof (collectively, “Benefits Arrangements”).  The Company has fulfilled in all material respects its obligations under such Benefits Arrangements and any Law with respect to such Benefit Arrangements.

(d)	Currently there are no outstanding options granted pursuant to any Company stock option plans.

(e)
The Company has complied with all material legislative or other official provisions relating to Employees, and their terms and conditions of employment or engagement and has made all deductions and payments to the relevant Tax authorities and the relevant National Insurance Institute (or similar Governmental Authorities) required to be made by Law.

(f)
Any Liabilities with regard to severance pay and accrued vacation days due to all the Employees according to any Law or agreement (including but not limited to: any personal or collective agreement, extension order or custom in the workplace) are funded or  reserved in accordance with local accepted accounting requirements.

(g)
Except for the Key Management Employment Agreements (to be executed prior to Closing), there are no material agreements between the Company and any of its directors, officers, executives or Employees which cannot be terminated by the Company by 12 (twelve) week notice or less, without giving rise to a claim for damages or compensation (except for statutory severance pay).

(h)
To the Knowledge of Sellers, all consultants are rightly classified as consultants and cannot be reclassified by the courts or any other Governmental Authority as Employees. To the Knowledge of Sellers, no consultant is entitled to any rights under the labor laws of any applicable jurisdictions, including severance pay, and all said consultants have received all of the rights to which they are entitled according to any applicable Law. To the Knowledge of Sellers, any individuals employed by manpower companies which are engaged by the Company for the provision of services to the Company cannot be reclassified as Employees and are not entitled to any employment entitlements from the Company.

(i)
The Company is not subject to any labor dispute, lockout, slowdown, strike, work stoppage or grievance, and, to the Knowledge of Sellers, there are no such actions threatened in writing, except as would not have, individually or in the aggregate, a Seller Material Adverse Effect. To the Knowledge of Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in writing involving Employees, except for those the formation of which would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(j)
Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the Company (i) is in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of Sellers, threatened in writing against it before any Governmental Authority.

(k)
The execution and delivery of this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any Employees other than any such consents the failure of which to obtain or advance notifications the failure of which to provide would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Except for the Employee Extraordinary Bonus Payments as set forth in Annex F and Annex 7.5, the signing of this Agreement or the consummation of the Transaction will not (i) entitle any Employee, director, officer or independent contractor of the Company to bonus payments, severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or compensation due to any such Employee, director, officer or independent contractor.

(l)
Each of the employment terms pursuant to the Key Management Employment Agreements are substantially similar to the employment terms of such relevant Key Management prior to the execution of the relevant Key Management Employment Agreement, except for the Employee Extraordinary Bonus Payments.

3.11.	Insurance. For purposes of this Section 3.11, the term “Company” shall include the Company and the Subsidiaries.

(a)	The Company is insured in amounts, scope and covering such risks which the Sellers believe is adequate.

(b)
True and correct copies or summaries of the material insurance policies of the Company (the “Company Insurance Policies”) have been delivered to the Purchaser. All such Company Insurance Policies are in full force and effect.

(c)
The Company has not done or suffered anything to be done which has rendered or is reasonably likely to render any Company Insurance Policies void or voidable or which might result in a material increase in premiums and the Company has complied in all material respects with all conditions attached to such Company Insurance Policies.

(d)	There is no material claim outstanding under any of such Company Insurance Policies and, to the Knowledge of Sellers, there are no circumstances likely to give rise to a material claim.

3.12.	Intellectual Property.

(a)
Except for the Intellectual Property of suppliers and service providers that sell goods or services to the Company, neither the Company nor any of the Subsidiaries has licensed any Intellectual Property from third parties (not including off the shelf software licensed from third parties and not to be incorporated in intellectual property distributed by the Company or the Subsidiaries).

(b)	Neither the Company nor any of the Subsidiaries has granted any material license of any Intellectual Property to any third parties.

(c)	To the Knowledge of Sellers, the Company and the Subsidiaries are able to obtain or acquire rights to use all of the Intellectual Property required for the Business.

(d)
To the Knowledge of Sellers, the Company or the Subsidiaries own or have the right to use all of the Intellectual Property required for the Products without paying royalties other than in the Ordinary Course of Business or by purchasing the goods or services from the supplier who owns or has the right to such Intellectual Property.

(e)
No Intellectual Property used or proposed to be used in the Business as currently conducted or as contemplated to be conducted, has, to the Knowledge of Sellers, infringed or infringes upon any Intellectual Property rights of others. To the Knowledge of Sellers, the use of the Intellectual Property in the Business as currently conducted will not constitute an infringement, misappropriation or misuse of any Intellectual Property rights of any third party.  To the Knowledge of Sellers, no third party has the right to assert any claim regarding the use of, or challenging or questioning the Company’s or the Subsidiaries’ right or title in, any of such Intellectual Property.

(f)
To the Knowledge of Sellers, it is not necessary to use in the Business any inventions of any of the Employees (or Persons that the Company or the Subsidiaries currently intends to engage) made prior to their employment or engagement by the Company or the Subsidiaries.

(g)	The Company and the Subsidiaries have taken all reasonable measures, including measures against unauthorized disclosure, to protect the secrecy and confidentiality of their Intellectual Property.

(h)
All Intellectual Property that has been developed or is currently being developed on behalf of the Company or the Subsidiaries by any Employee or other third party is or shall be the sole property of, or is licensed or permitted to be used by its suppliers of goods and services to, the Company or the Subsidiaries.

(i)
The key Employees set forth on Schedule 3.12(i) are obligated under written agreements to retain in confidence the proprietary and confidential information of the Company or the Subsidiaries, including Intellectual Property, substantially in the forms previously provided to the Purchaser.

3.13.
Grants and Benefits.  There are no material pending and outstanding grants, incentives and subsidies, and applications therefore, in each case with a value of more than $20,000.00, from any Governmental Authority, or from any foreign Governmental Authority, granted to the Company or the Subsidiaries.

3.14.
Brokers and Finders.  Except for Broker Payments, neither the Company, nor any of the Employees or the Subsidiaries, has employed or made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Company or any of the Subsidiaries or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction contemplated hereby.

3.15.
Insolvency.  No insolvency proceedings of any kind have been filed against the Company or any Subsidiary and neither the Company nor any Subsidiary is insolvent or has stopped paying its debts (or is unable to pay its debts) as and when they fall due.

3.16.	Environmental

(a)
To the Knowledge of Sellers, neither the Company nor any Subsidiary (or any assets or properties which the Company or any Subsidiary occupies or uses or has occupied or used), have been the subject of any environmental audit or any environmental evaluation, assessment, study or test.

(b)	Neither the Company nor any Subsidiary (or anyone acting on their behalf) has stored, treated, transported or disposed of any Hazardous Materials other than in accordance with applicable Law.

3.17.
Full Disclosure. None of the representations, warranties, or statements contained in this Section 3 or in the schedules, annexes and exhibits hereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except for Section 4.5, each of the Sellers severally and not jointly represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) as follows solely as to such Seller:

4.1.	Incorporation. Such Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization, with power and authority to carry on its business as now being conducted.

4.2.
Authority to Transact.  Such Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the Transaction contemplated hereby. The board of directors or other comparable governing body of such Seller has approved the execution and performance of this Agreement and all other corporate or other entity action on the part of such Seller necessary for the authorization and execution of this Agreement, the authorization, sale and delivery of the Purchase Shares and the performance of all of such Seller’s obligations hereunder have been taken. This Agreement and the other Transaction Documents constitute, when signed by such Seller’s duly authorized Representatives, valid and legally binding obligations of such Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity.

4.3.
Execution of Agreement.  The execution and delivery of this Agreement and the other Transaction Documents by such Seller does not, and the consummation of the Transaction contemplated hereby and thereby will not:

(a)	constitute a breach of any Law, rule or regulation of any Governmental Authority applicable to such Seller;

(b)	require the consent or agreement of any court, Governmental Authority or entity or other third party;

(c)	violate any provisions of such Seller’s Organizational Documents or any material Contract of such Seller; and

(d)
result in any violation of, or conflict with, or constitute a default under any term of, or result in the creation or enforcement of any Security Interest upon any of the properties or assets of such Seller.

4.4.	Purchase Shares

(a)	Seller owns such number of the Purchase Shares free and clear of Security Interests, as appear in Schedule 2.1(i) in parallel to its name.

(b)	Such Seller is entitled to sell the full legal and beneficial interest in the Purchase Shares to the Purchaser on the terms set out in this Agreement.

(c)
Such Seller’s Purchase Shares are free of any Security Interests, proxies, voting trusts and other voting agreements, calls or commitments of any kind, other than as explicitly contemplated by the Organizational Documents of the Company.

(d)
The Purchase Shares are duly authorized, validly issued, fully paid and non-assessable and have the rights, preferences, privileges, and restrictions set forth in the Company’s Organizational Documents.

4.5.
Brokers and Finders.  The Sellers jointly and severally represent and warrant that neither the Sellers nor any of their employees, shareholders or any subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or any Subsidiary or the Purchaser to pay any finder’s fees, brokerage fees or commission or similar payment in connection with the Transaction contemplated hereby except for the Broker Payments. The Sellers shall be responsible for the Broker Payments in proportion to their respective Seller Percentages.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) as follows:

5.1.	Incorporation. The Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the State of Israel.

5.2.
Authority to Transact.  The Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the Transaction contemplated hereby.  The execution, delivery and performance by the Purchaser of this Agreement, the purchase of the Purchase Shares, the issuance of the Escrowed Shares, the consummation of the Transaction and the performance of all of the Purchaser’s obligations hereunder and under the other Transaction Documents have been duly and validly authorized by all necessary action required on the part of the Purchaser, and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement or the other Transaction Documents or for the Purchaser to perform its obligations under this Agreement or the other Transaction Documents.  This Agreement and the other Transaction Documents constitutes the lawful, valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as the same may be limited by as rights to indemnity hereunder may be limited by federal or state securities laws and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3.
Organizational Documents.  The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the Transaction contemplated hereby will not, violate any provisions of the Organizational Documents of the Purchaser.

5.4.
Valid Issuance of Common Stock.  The Escrowed Shares, when sold and delivered in accordance with the terms hereof, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than the applicable state and federal securities laws.

5.5.
SEC Documents; Financial Statements.  Except as set forth on Schedule 5.5, during the two (2) years prior to the date hereof, Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”), and true, correct and complete copies of all the SEC Documents are available on the SEC’s EDGAR system.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, or as of the date of the last amendment thereof, if amended after filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All such financial statements filed with the SEC have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Purchaser as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.6.
No Violation or Conflict.  The execution, delivery and performance of this Agreement and the Transaction contemplated hereby do not (i) violate, conflict with or result in the breach of any provision of the Purchaser’s Certificate of Incorporation or Bylaws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable the Purchaser or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Purchaser, pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party except, in the case of clauses (ii) and (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.  No third party has a right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transaction contemplated hereby.

5.7.
Material Changes; Undisclosed Events, Liabilities or Developments.  Since December 31, 2017, the date of the latest audited financial statements included within the reports filed with the SEC, except as specifically disclosed in such reports and other reports filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in (A) a material adverse effect on the legality, validity or enforceability of this Agreement, (B) a Purchaser Material Adverse Effect, or (C) a material adverse effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) which would, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect,  (iii) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (iv) the Purchaser has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Purchaser stock option plans.  The Purchaser does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Ituran Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Purchaser or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) day prior to the date that this representation is made.

5.8.
Listing and Maintenance Requirements.  The Purchaser has not, in the 12 (twelve) months preceding the date hereof, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of such trading market. The Purchaser is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

5.9.
Disclosure.  Except with respect to the material terms and conditions of the Transaction contemplated by this Agreement, the Purchaser confirms that neither it nor any third party acting on its behalf has provided the Sellers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the SEC Documents.

5.10.
Regulation M Compliance.  The Purchaser has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of the Ituran Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Escrowed Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Purchaser.

5.11.
Governmental/Regulatory Consents and Approvals.  Except for filings under federal securities laws and, if required, Principal Exchange rules and regulations, the execution, delivery and performance of this Agreement by the Purchaser do not, and the consummation of the Transaction contemplated hereby do not and will not, require any permits, consents, approvals, orders, authorizations of, or declarations to or filings with any federal, state, local or foreign Governmental Authority, which has not already been obtained, effected or provided.  The consummation of the Transaction by Purchaser does not require Governmental Approvals, except for the approval of the Israeli Anti-Trust Commission.

5.12.	Disputes. There is no suit, action, proceeding, claim or investigation pending against the Purchaser that seeks to prevent the Purchaser from consummating the Transaction contemplated hereby.

5.13.	No Other Representations.

(a)
Purchaser acknowledges that it has received information in respect to its request for deciding whether to enter into the Transaction contemplated herein and has conducted a due diligence review of the Company. Purchaser further acknowledges that it was afforded the opportunity to raise questions and receive answers from Company management, including without limitation with respect to the Company’s Business, financial affairs, assets, and liabilities. In entering into this Agreement, Purchaser has relied solely upon the express representations and warranties of the Sellers set forth in Sections 3 and 4 and Purchaser’s own investigation and analysis.  Purchaser acknowledges that, except as set forth in Sections 3 and 4, none of the Sellers nor any of their respective Affiliates (including the Company) or any of their Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective Representatives.  Purchaser acknowledges that, except as expressly set forth in the representations and warranties in Sections 3 and 4, there are no representations or warranties of any kind, express or implied, with respect to the Company or its business, and that it has no knowledge that any of the representations or warranties of the Sellers are materially inaccurate or incomplete.

(b)	The provisions of this Section 5.13 shall be without prejudice to the representations and warranties of the Sellers contained in Sections 3 and 4 above.

5.14.
Compliance with Agreement.  The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents by the Purchaser will not cause the Purchaser or any of its Affiliates to lose any interest in or the benefit of any asset, right, license or privilege, it presently owns or enjoys; will not result in any present or future indebtedness of the Purchaser or any of its Affiliates becoming due prior to its stated maturity; will not cause anyone who normally does business with the Purchaser or any of its Affiliates to cease to do so on the same basis as such business was previously conducted; and  will not give rise to, or cause any option or right of pre-emption to become exercisable.

5.15.	Adequate Funds. The Purchaser has sufficient cash and financing to consummate the Transaction.

5.16.
Full Disclosure.  None of the representations, warranties, or statements contained in this Section 5 or in the schedules, annexes and exhibits hereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

6.	COVENANTS

6.1.
The Sellers covenant and agree with the Purchaser that they shall procure that the Company and the Subsidiaries, after the signing of this Agreement and until the Closing or earlier termination of this Agreement in accordance with Section 2(a), shall carry on their Business in the Ordinary Course of Business consistent with past practice and the Company and the Subsidiaries shall preserve their business organizations intact and maintain business relations with material customers, suppliers, distributors, employees and other Persons with whom the Company or the Subsidiaries have business relationship. Other than as set forth on Schedule 6.1, the Company and the Subsidiaries shall not, without the prior written consent of the Purchaser, except to the extent otherwise set forth herein or in the schedules hereto, carry out or cause or permit the Company or any Owned Subsidiary to carry out any of the following:

(a)	issue or sell any shares, stock, options or other securities or seek, negotiate or agree to any investment, direct or indirect, in the equity of the Company or any Subsidiary;

(b)
except in the Ordinary Course of Business, incur any capital expenditure or enter into any commitments for capital expenditures in excess of $1,000,000 (one million Dollars) without the approval of Purchaser;

(c)
enter into or be a party to any new transaction with any Affiliate or Subsidiary, except pursuant to the reasonable requirements of the Company’s Business and upon fair and reasonable terms which are no less favorable to the Company or the relevant Subsidiary, than the Company (or Subsidiary) would obtain in a comparable arm’s length transaction with a person or entity not a shareholder;

(d)
enter into any financing agreement or incur any indebtedness and draw down on any existing credit or overdraft facilities at the Company’s or any Subsidiary’s bank, in each case in an amount in excess of $10,000,000 (ten million Dollars) and excluding refinancings;

(e)
enter into any agreement or take any action that is likely to cause any of the representations and warranties of the Sellers under this Agreement not to be true and correct as of the Closing without change, or that is likely to affect the Closing;

(f)	declare, make or pay any dividend or other distribution other than as contemplated in this Agreement;

(g)	hire any executives at a monthly salary in the excess of $10,000 (ten thousand Dollars) or modify or change materially the terms of any existing employment contracts for the Employees; or

(h)	agree or undertake to do any of the above.

6.2.
The Sellers covenant and agree with the Purchaser that the Sellers shall not dispose of any interest in the Purchase Shares or any of them or grant any option over or create or allow to exist any Security Interest over the Purchase Shares or any of them.

6.3.
During the period prior to the Closing, the Sellers shall procure that the Purchaser, its agents and Representatives are given during normal business hours  on reasonable notice full access to the books, contracts and records of the Company and the Subsidiaries and to the premises of the Company and the Subsidiaries and the Sellers shall, upon request, furnish such information and any other data regarding the Business and affairs of the Company and the Subsidiaries as the Purchaser may reasonably require from time to time.

6.4.
No announcement or other disclosure concerning the sale and purchase of the Purchase Shares, the issuance of the Escrowed Shares or any ancillary matter shall be made before or after Closing by the Parties save in a form agreed between the Parties or otherwise as required by Law or by the Purchaser pursuant to its obligations as required under the rules or regulations of the SEC, Principal Exchange or any other stock exchanges where Purchaser’s shares are listed and quoted, in which case the Purchaser will use its reasonable best efforts to coordinate such disclosure with the Sellers prior to making the disclosure).

6.5.	The Company undertakes to immediately inform the Purchaser in writing if at any time after the date of this Agreement and prior to the Closing it reasonably determines that:

(a)	There has been a Seller Material Adverse Effect that has not been previously disclosed to Purchaser in writing;

(b)	Any of the conditions to Closing stated in Section 2.3 will not be satisfied; or

(c)	Either Company or the Sellers will not be able to fulfil any of their obligations under this Agreement.

6.6.
Without the prior written consent of the Purchaser, the Sellers shall not vote in favor of any shareholders’ resolution of the Company (or any Subsidiary) that is likely to cause any of the representations and warranties of the Sellers under this Agreement not to be true and correct as of the Closing without change, or that is likely to affect the Closing.

6.7.
The Purchaser agrees that (i) it will not make any material changes to the Ordinary Course of Business without the Sellers’ Representative’s consent and (ii) it will operate the Business in 2018 after the Closing in accordance with the Ordinary Course of Business without making changes materially decreasing revenues or increasing expenses in 2018.

6.8.	The Purchaser undertakes to immediately inform Company and the Sellers in writing if at any time prior to the Closing it reasonably determines that:

(a)	There has been a Purchaser Material Adverse Effect;

(b)	Any of the conditions to Closing stated in Section 2.4 will not be satisfied; or

(c)	Purchaser will not be able to fulfil any of its obligations under this Agreement.

6.9.	The Purchaser shall:

(a)
File the Resale Registration Statement as promptly as reasonably practical after the Closing (but no later than 90 (ninety) days from the date of this Agreement, provided Sellers’ comments are delivered in a timely manner), and shall use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as reasonable practical;

(b)
prepare and file with the SEC such amendments, post-effective amendments and supplements to the Resale Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Resale Registration Statement effective and to comply with the provisions of the Securities Act;

(c)
within a reasonable time before filing the Resale Registration Statement or any amendments or supplements to the Resale Registration Statement and the Prospectus used in connection therewith with the SEC, furnish to Hahn & Hessen LLP copies of such documents proposed to be filed, and consider in good faith any comments of such counsel on such documents; and

(d)
notify each selling holder of Registrable Securities, promptly after Purchaser receives notice thereof, of the time when a supplement to any Prospectus forming a part of the Resale Registration Statement has been filed with the SEC.

6.10.
The Purchaser shall file the Anti-Trust Filing as promptly as reasonably practical after the date hereof and shall use reasonable best efforts to ensure that all questions or concerns relating to the Anti-Trust Filing are dealt with promptly.  The Company shall cooperate with the Purchaser in filing, supplementing and amending the Anti-Trust Filing.

6.11.	Tax Covenants. For purposes of this Section 6.11, the term “Company” shall include the Company and the Subsidiaries.

(a)	Filing of Tax Returns.

(i)
Company’s Obligations. Company shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company for taxable periods that end on or before the Closing and that are required to be filed after the Closing. All such Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method. Company shall provide copies of any such Return to the Sellers’ Representative at least thirty days prior to the due date (including extensions) for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(b)	Contests.

(i)
Notice of Tax Claims.  Each Party will promptly notify the other Party in writing upon receipt by such Party (or any of its Affiliates) of notice of any pending or threatened audit, examination or proceeding by a Taxing Authority in respect of which an indemnity may be sought pursuant to this Section 6.11, Section 8 or Section 9 (a “Tax Claim”); provided, however, that the failure of such Party to give prompt notice shall not relieve the other Party of any of its obligations under this Section 6.11 except to the extent the other Party can demonstrate actual prejudice as a result of such failure.

(ii)
Tax Claims for Prior Periods.  Sellers’ Representative shall control and resolve any Tax Claim relating to any taxable period that ends on or before the December 31, 2017, at the Sellers’ cost and expense; provided, however, that the Purchaser shall have the right, at its own expense, to participate in, and consult with the Sellers’ Representative regarding any such Tax Claim. Sellers’ Representative may not settle, compromise or resolve any such Tax Claim without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)	Tax Claims for Post-Closing Periods. Purchaser shall have sole control over any Tax Claim relating to a taxable period that begins after the Closing.

(c)
Cooperation and Exchange of Information.  Purchaser, Company and Sellers’ Representative shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return pursuant to this Section 6.11 or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by tax authorities. Sellers’ Representative and Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing until the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing, Sellers’ Representative or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(d)
Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to the Company for Taxes paid for any period ending on or before December 31, 2017 shall be the property of Sellers.

(e)
Filing of Tax Returns.  Company shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company for taxable periods that end on or before the Closing and that are required to be filed after the Closing. All such Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and without a change of any election or any accounting method. Company shall provide copies of such any Return to Purchaser (and Sellers’ Representative, with respect to any Return that could give rise to a payment in respect of which an indemnity may be sought from Sellers pursuant to this Section 6.11 or Section 8) at least thirty days prior to the due date (including extensions) for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(f)
Tax Treatment of Payments. Any payments pursuant to this Section 6.11 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

(g)
Responsibility of Parties for Their Own Taxes. For the avoidance of doubt, it is understood and agreed that after the Closing, the Purchaser shall bear full responsibility for all Taxes due and payable by it as a result of its  ownership of RTH Class B Shares and each of Yomuna Investments S.L. and Viatka Investments S.L. shall bear full responsibility for all Taxes due and payable by it as a result of its  ownership of  RTH Class A Shares.

(h)
Definitions. “Returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.  “Taxing Authority” means any Governmental Authority responsible for the determination, imposition or administration of Taxes.

6.12.
New By-Laws.  In case the Companies House challenges any provision of the New By-Laws, the Sellers and Purchaser agree to pass the required resolutions to have the New By-Laws amended in a way that is acceptable to the Companies House and that is as aligned as much as possible with the provisions of this Agreement and the RTH Shareholders Agreement.

6.13.
The Sellers undertake that the Company or the relevant Subsidiary, as applicable, shall as promptly as reasonably practical after the date hereof file all the required notices, applications, notifications or similar documents, as required, in order to receivethe required approvals, permits, consents required by any Governmental Authority, if any, , and shall use reasonable best efforts to ensure that all questions or concerns relating to the aforementioned approvals, permits, consents are dealt with promptly.  The Purchaser shall cooperate with the Sellers in filing, supplementing and amending the aforementioned notices, applications, notifications or similar documents, as required, and shall be responsible for the Company completing these notices, applications, notifications or similar documents after the Closing.

6.14.
Mexico Holding Company Exit.  In case GTS Mexico and Agro Mexico do not exit prior to the Closing, the Parties agree that once they reimburse most of their capital to the Company, they will be sold to designees of Sellers A.

6.15.
Adjustment of Sellers A Purchase Price and Sellers B Purchase Price.  In the event the adjustment reflected in Item 3 of Schedule 0.1 occurs prior to the Second Closing, Sellers A shall reimburse Purchaser the amount of such adjustment by offset against amounts due to Sellers A at the Second Closing.

6.16.
Mexico Holding Companies Exit.  GTS Mexico and Agro Mexico have been or will be wholly and irrevocably transferred to designees of Sellers A with the appropriate actions (the “Mexico Holding Companies Exit”) so that the Company will own directly or indirectly all the shares of Road Track Ecuador.

7.	SALE OF THE REMAINING SHARES IN COMPANY

7.1.
Following the Date of Valuation, Sellers A shall sell to the Purchaser (or to an entity as instructed by the Purchaser) all the Remaining Shares, and Purchaser shall buy from Sellers A all the Remaining Shares. The price and timing of the sale of the Remaining Shares shall be determined following the procedure pursuant to Sections 7.2-7.5 hereto below.

7.2.	The Remaining Shares shall be sold to the Purchaser free and clear of all Security Interests.

7.3.
The purchase price of all of the Remaining Shares shall be an amount equal to the fair market valuation of the Company and its Subsidiaries as a whole on the Date of Valuation (the “Company’s Market Valuation”) multiplied by 0.1872. Each of Sellers A and the Purchaser shall appoint one of Deloitte, Ernst & Young, PWC or KPMG as an expert (the “Valuation Expert(s)”) to conduct on its behalf a written assessment of market valuation.  For that purpose, all of the Company’s and Subsidiaries’ financial statements, book, agreements and documents shall be available for review and inspection of Representatives of each of the Valuation Experts to enable them to prepare their respective Company’s Market Valuation (subject in each case to execution of a non-disclosure agreement based on standard terms). On the date which is 60 (sixty) days following the Date of Valuation, each Valuation Expert appointed by Sellers A and the Purchaser shall present simultaneously to Purchaser and Sellers A reports on the Company’s Market Valuation prepared by the Valuation Expert and setting forth its Valuation Methods. In the event that the difference between the Company’s Market Valuation set forth in such reports is no more than ten percent (10%) (calculated on the higher Company’s Market Valuation), then the final Company’s Market Valuation shall be the average of the Company’s Market Valuation as provided by the two Valuation Experts. In the event that the difference of Company’s Market Valuation by the two Valuation Experts is in excess of 10 (ten) %, then the final decision of the Company’s Market Valuation shall be decided by one of the aforementioned accounting firms (provided not one of the Valuation Experts) designated jointly by the two Valuation Experts (the “Final Valuation Expert”). The Final Valuation Expert shall be required to render its Company’s Market Valuation report within 60 (sixty) days following its engagement by Sellers A or the Purchaser. The Final Valuation Expert shall base its Company’s Market Valuation on the two Company’s Market Valuations prepared by the Valuation Experts based upon its professional knowledge and expertise. The Final Valuation Expert’s decision of Company’s Market Valuation shall be deemed the final Company’s Market Valuation for computing the price of the Remaining Shares, and in any event shall not be greater than the highest Company Market Valuation determined by a Valuation Expert or less than the lowest Company’s Market Valuation determined by a Valuation Expert.

7.4.
The Company’s Market Valuations (by each of the Valuation Experts and the Final Valuation Expert) shall be based on at least two of the Acceptable Valuation Methods, in each case without minority discounts, assuming sale of the Company as a whole, the Valuation Experts or the Final Valuation Expert, assuming that the services currently provided by the Purchaser to IRT Brazil and IRT Argentina free of charge shall continue to be provided free of charge indefinitely, and taking into account the prospects of the Company and the Subsidiaries on the Date of Valuation.

7.5.
The Closing of the purchase and sale of the Remaining Shares (the “Second Closing”) shall take place at the offices of the Notary in Madrid, Spain within seven (7) working days following the decision of the Company’s Market Valuation pursuant to Section 7.3 above, or thereafter at such other time, date and place as may be mutually agreed by Sellers A and the Purchaser in writing (the time and date of the Second Closing being herein referred to as the “Second Closing Date”).

(a)	At the Second Closing, Sellers A will deliver to the Purchaser:

(i)
such waivers, consents or such other documents as may be required to give good title to the Remaining Shares and to enable the Purchaser or its nominees to become their registered holders and owners under Spanish Law;

(ii)
the letters of resignation of the directors of the Company and all the Subsidiaries nominated by Sellers A, initially as set out in Schedule 7.5(a)(ii), with a written acknowledgment from each such resigning director that he has no claim or has relinquished all existing or potential claims whatsoever against the Company and the Subsidiary, in each case relating to service as a director, in which he served as a director or the Purchaser, whether in respect of compensation for loss of office, damages, loans or otherwise, except any claims under any of the Transaction Documents or any claims that are covered under any indemnity undertaking of the Company or covered by the directors and officers insurance policy of the Company in effect at the Second Closing;

(iii)	relevant corporate resolutions and powers of attorney from the Sellers A and the Company that may be necessary for the Second Closing; and

(iv)	the opinion of legal counsel to Sellers A, dated as of the Second Closing Date, substantially in the form attached hereto as Schedule 7.5(a)(iv).

(b)
Sellers A and Purchaser shall execute and deliver the Spanish Transfer Agreement (Remaining Shares), that, according to Spanish applicable Law, must be executed in a public deed before the Notary.  The Spanish Transfer Agreement (Remaining Shares) shall be notarized before the Notary.

(c)
Purchaser will procure that a General Shareholders Meeting of the Company be held at the Second Closing at which (A) there shall be submitted and accepted the resignations of the outgoing directors as referred to in Section 7.5(a)(ii); and (B) the appointment of new directors in the Company and all the Subsidiaries by the Purchaser.

(d)
The Company shall record the transfer of the Remaining Shares from Sellers A to the Purchaser (or as instructed in writing by the Purchaser) on the Company’s shareholders’ register and other records and, promptly after the Second Closing, the Company shall make all filings and registrations as may be necessary to perfect such transfer and shall deliver copies thereof to the Purchaser.

(e)
At the Second Closing, the Purchaser shall (i) pay the purchase price for the Remaining Shares based on the final Company’s Market Valuation determined pursuant to Section 7.3 multiplied by 0.1872, to Sellers A (less the Employee Second Closing Bonus Payments), and (ii) pay the Employee Second Closing Bonus Payments,  in each case in accordance with Annex 7.5 and in immediately available funds to the accounts designated by each Seller A, Seller B and remaining Employee Extraordinary Bonus Personnel; provided the Purchaser shall pay the Sellers A and Sellers B in proportion to their respective Seller Percentages the amount of any Employee Second Closing Bonus Payments that was not paid because any Employee Transaction Bonus Personnel were not employed by the Company or a Subsidiary on the date the Company’s Market Valuation was determined pursuant to Section 7.3 above (and any such  amounts paid to the Sellers A and Sellers B shall be considered an adjustment to the Sellers A Purchase Price and Sellers B Purchase Price). Such payment shall be in Dollars; provided that Purchaser shall be permitted to set off against the purchase price for the Remaining Shares the amount of any unpaid award issued by an arbitrator against Sellers A pursuant to Section 10.18.

(f)
For the avoidance of doubt, the only representations, warranties or covenants that a Seller shall be required to make under this Section 7 are with respect to itself as to its title to and ownership of Remaining Shares, its authorization and its execution and enforceability of relevant agreements against such Seller; and the liability of each Seller with respect to any of its representations, warranties or covenants shall be several and not joint with any other Person and shall be limited to the total consideration paid to such Seller in connection with the sale of the Remaining Shares.

7.6.	The Company shall bear the expenses and fees of the Valuation Experts and any Final Valuation Expert.

8.	SELLERS’ INDEMNIFICATION

8.1.
Subject to the limitations set forth in this Section 8, the Sellers, severally and individually in proportion to their respective Seller Percentages, agree to protect, defend, indemnify, and hold the Purchaser, its directors, employees and advisors (the “Purchaser Indemnitees”) harmless against and in respect of any and all Damages as and when incurred, occasioned by:

(a)	any material breach of any covenant or agreement to be performed by Sellers pursuant to this Agreement other than as covered by Section 8.2;

(b)
any falsity or breach of any of the representations and warranties of the Sellers contained in Section 3 above (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing) or any certificate or other instrument furnished or to be furnished by the Sellers hereunder;

(c)
(i) any liability for Taxes that were due and payable by the Company or any Subsidiary for periods ended on or before December 31, 2017 in excess of the amounts paid or otherwise reserved in the Financial Statements at December 31, 2017 and (ii) any liability for penalties or interest payable by the Company or any Subsidiary as a result of the failure of the Company or any Subsidiary to timely file with the appropriate Governmental Authority a return or other information regarding Taxes that was required to be filed by or on behalf of the Company or such Subsidiary prior to the Closing Date;

(d)	any Liability for Tax payable by the Sellers arising from distributions from the Company between January 1, 2018 and the Closing;

(e)	any Broker Payments; and

(f)	any Employee Extraordinary Bonus Payments in excess of the amounts set forth on Annex F.

Notwithstanding the aforesaid, the Sellers shall be under no obligation to indemnify the Purchaser in respect of any Damages mentioned in Subsections (a) through (f) that are provided for in the Financial Statements or which were explicitly calculated in the Returned Amount made pursuant to Section 2.1(iii).

8.2.
Each Seller severally, and not jointly, agrees to defend, indemnify, and hold the Purchaser Indemnitees harmless against and in respect of any Damages, as and when incurred, occasioned by (a) any falsity or breach of any of the representations and warranties of such Seller contained in Section 4 above (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing and shall survive the Closing) or any certificate or other instrument furnished or to be furnished by such Seller hereunder and (b) any breach by such Seller of Sections 6.2, 10.1, 10.2 or 10.4.

8.3.	Indemnification Procedures.

(a)
Promptly after (i) receipt by a Purchaser Indemnitee of notice of the commencement of any action, proceeding, or investigation arising from a breach referred to in Section 8.1; or (ii) the Purchaser Indemnitee becoming aware of any breach of this Agreement or falsity of representation by the Sellers or any event referred to in Section 8.1 or 8.2, in each case, in respect of which indemnity may be sought as provided above (each, a “Purchaser Claim”), such Purchaser Indemnitee shall notify the Sellers (in the case of Section 8.1) or the applicable Seller (in the case of Section 8.2), as the case may be (the “Seller Indemnitor”) of the Purchaser Claim and, when known, the facts constituting the basis of such Purchaser Claim;

(b)
Upon receipt of any such notice from the Purchaser Indemnitee (under Section 8(a)(i) above), the Seller Indemnitor shall be entitled to participate in the defense of such claim and shall have the right to assume the defense of such Purchaser Claim if:

i.
the Purchaser Indemnitee, in its good faith discretion, does not notify the Seller Indemnitor (in writing, with reasonable explanation) that it has determined a conflict of interest which makes separate representation by the Purchaser Indemnitee’s own counsel advisable;

ii.	the claim does not involve a claim for injunctive or other similar equitable relief against the Purchaser Indemnitee; and

iii.	the claim does not involve any criminal law claim against a Purchaser Indemnitee.

The Parties acknowledge and agree that in the event the Seller Indemnitor has properly assumed the defense of such Purchaser Claims provided herein, the Purchaser Indemnitee shall be entitled to retain its own counsel to participate in the defense of such Purchaser Claim at its own cost and expense.

(c)
No Claim shall be settled or compromised by the Seller Indemnitor without the written consent of the Purchaser Indemnitees if such settlement or compromise requires the Purchase Indemnitee to make any payment or to take or refrain from taking any action or enjoins the Purchase Indemnitee or subjects it to other equitable relief or subjects it to any potential criminal law, claim or Liability.

8.4.
Any Purchaser Claim for breach of a representation or warranty under this Agreement shall be brought by a Purchaser Indemnitee within 24 (twenty four) months commencing on the Closing Date, provided that any Purchaser Claim regarding a breach of Sections 3.6 (Taxation) and 4.4 (Purchase Shares) may be brought at any time within the applicable statute of limitations.

8.5.
Except as otherwise expressly provided in this Section 8, the Parties agree that from and after the Closing, the indemnification provisions of this Section 8 are the sole and exclusive remedies of the Purchaser and other Purchaser Indemnitees pursuant to this Agreement or in connection with the Transaction.  From and after the Closing, to the maximum extent permitted by Law, the Purchaser and other Purchaser Indemnitees hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any foreign, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise.  Except as provided in this Section 8, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by the Purchaser or any other Purchaser Indemnitee, and no recourse shall be brought or granted against any Seller, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any Seller set forth or contained in this Agreement. Notwithstanding this Section 8.5, in addition to the indemnification provisions of this Section 8, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and the Purchaser shall be entitled to the specific performance by the Sellers of their obligations hereunder.

8.6.
It is hereby agreed that no Purchaser Claim may be brought against the Sellers unless the Damages (other than Damages listed in Section 8.1(f)) exceed in aggregate $500,000 (five hundred thousand Dollars).  Sellers shall be liable for no more than 81.282% of any Damages, other than Damages under Section 8.2 for which Sellers may be liable for 100% of the Damages. Except in the case of intentional fraud, liability under this Section 8 for the aggregate amount of all Damages for breaches under Sections 8.1(b) shall be limited to $25,000,000 (twenty five million Dollars) in the aggregate, allocated, after payment of amounts from the First Escrow, if applicable, to each Seller based on its Seller Percentage as set forth on Annex D), and the aggregate amount of all Damages for which a Seller shall be liable for breaches of Sections 4.1 through 4.4 shall be equal to the amount of cash such Seller received as part of the Purchase Price. In any event, the Sellers shall not be obliged to compensate the Purchaser for any loss of potential profits.

8.7.
Sellers shall not be liable under this Section 8 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Purchaser had actual knowledge of such inaccuracy or breach prior to the Closing.  Payment of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Purchaser Indemnitee in respect of any such claim.  The Purchaser Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages.  Payments by a Seller Indemnitor pursuant to this Section 8 in respect of any Damages shall be reduced by an amount equal to any Tax benefit realized as a result of such Damages by the Purchaser Indemnitee.  Each Purchaser Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the breach that gives rise to such Damages.

8.8.
Except in the case of intentional fraud, the maximum aggregate amount of Damages arising out of or resulting from the causes enumerated in Section 8.1 that may be recovered from Sellers in the aggregate shall not exceed $25,000,000 (twenty five million Dollars), allocated, after payment of amounts from the First Escrow, if applicable, to each Seller based on its Seller Percentage as set forth on Annex D).

8.9.	If the Mexico Holding Companies Exit results in any Tax liability for the Company in excess of the amount set forth in Item 4 on Schedule 0.1, Sellers A will be responsible for such excess.

9.	PURCHASER’S INDEMNIFICATION

9.1.
Subject to the limitations set forth in this Section 9, the Purchaser agrees to protect, defend, indemnify, and hold the Sellers, and each of their respective directors, employees and advisors (the “Seller Indemnitees”) harmless against and in respect of any and all Damages, as and when incurred, occasioned by:

(a)	any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; and

(b)
any falsity or breach of any of the representations and warranties of the Purchaser contained in Section 5 above (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing) or any certificate or other instrument furnished or to be furnished by the Purchaser hereunder.

9.2.
Promptly after (i) receipt by a Seller Indemnitee of notice of the commencement of any action, proceeding, or investigation arising from a breach referred to in Section 9.1; or (ii) the Seller Indemnitee becoming aware of any breach of this Agreement or falsity of representation by the Purchaser, in each case, in respect of which indemnity may be sought as provided above (each, a “Seller Claim”), such Seller Indemnitee shall notify the Purchaser of the Seller Claim and, when known, the facts constituting the basis of such Seller Claim.

9.3.
Upon receipt of any such notice from the Seller Indemnitee (under Section 9.2(i) above, the Purchaser shall be entitled to participate in the defense of such claim and shall have the right to assume the defense of such Seller Claim if:

(a)
the Seller Indemnitee, in its good faith discretion, does not notify the Purchaser (in writing, with reasonable explanation) that it has determined a conflict of interest which makes separate representation by the Seller Indemnitee’s own counsel advisable;

(b)	the claim does not involve a claim for injunctive or other similar equitable relief against the Seller Indemnitee; and

(c)	the claim does not involve any criminal law claim against a Seller Indemnitee.

The Parties acknowledge and agree that in the event the Purchaser has properly assumed the defense of such Seller Claims provided herein, the Seller Indemnitee shall be entitled to retain its own counsel to participate in the defense of such Seller Claim at its own cost and expense.

9.4.
No Claim shall be settled or compromised by the Purchaser without the written consent of the Seller Indemnitees if such settlement or compromise requires the Seller Indemnitee to make any payment or to take or refrain from taking any action or enjoins the Seller Indemnitee or subjects it to other equitable relief or subjects it to any potential criminal law, claim or Liability.

9.5.
Any Seller Claim for breach of a representation or warranty under this Agreement shall be brought by a Seller Indemnitee within 24 (twenty four) months commencing on the Closing Date, provided that any claim regarding a breach of Sections 5.1 through 5.4 may be brought at any time during the applicable statute of limitations period.

9.6.
Except as otherwise expressly provided in this Section 9, the Parties agree that from and after the Closing, the indemnification provisions of this Section 9 are the sole and exclusive remedies of the Sellers and other Seller Indemnitees pursuant to this Agreement or in connection with the Transaction.  From and after the Closing, to the maximum extent permitted by Law, the Sellers and other Seller Indemnitees hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any foreign, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise.  Except as provided in this Section 9, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by the Sellers or any other Seller Indemnitee, and no recourse shall be brought or granted against Purchaser, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of Purchaser set forth or contained in this Agreement. Notwithstanding this Section 9.5, in addition to the indemnification provisions of this Section 9, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and the Sellers shall be entitled to the specific performance by the Purchaser of its obligations hereunder.

9.7.
It is hereby agreed that no Seller Claim may be brought against the Purchaser unless the Damages exceed in aggregate $500,000 (five hundred thousand Dollars).  Except in the case of intentional fraud, Liability under this Section 9 for breaches under Section 9.1(b) shall be limited to $3,900,000 (three million nine hundred thousand Dollars) in the aggregate. In any event, the Purchaser shall not be obliged to compensate the Sellers for any loss of potential profits.

9.8.	The provisions of Section 8.7 hereinabove shall apply, mutatis mutandis, to any claim or demand served pursuant to Section 9.

10.	MISCELLANEOUS

10.1.	Confidentiality

(a)	Sellers and Purchaser agree that the Confidentiality Agreement dated July 17, 2017, between Company and Purchaser shall, as of the Closing Date, be terminated and of no further force and effect.

(b)
Each Seller agrees that, after the Closing, such Seller and its Representatives shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Information (as defined below) in its possession that such Seller exercises with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that if any information is required by Law or legal or administrative process to be disclosed, the Seller shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Purchaser of such disclosure requirement so that Purchaser may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or Purchaser does not waive compliance with this Section 10.1(b), and the applicable Seller or Representative is nonetheless legally compelled to disclose such information, such Seller or its Representatives, as the case may be, will furnish only that portion of the information which such Seller or Representatives are, advised by counsel is legally required to be furnished and will give Purchaser written notice of the information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information. For purposes of this Section 10.1(b), the term “Information” means (i) all information, knowledge and data of the Sellers and their Affiliates as of immediately prior to the Closing to the extent related to the Business and the Products, and (ii) all information, knowledge and data provided by Purchaser to such Seller in connection with the Transaction other than any information contemplated by clause (i), other than any such information that (A) only with respect to clause (ii) above, is known to such Seller prior to receipt thereof from Purchaser, (B) is disclosed to such Seller by a third party which has, or is reasonably believed by such Seller to have, a legal right to make such disclosure without requiring such Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of such Seller, or (D) is independently developed by or for such Seller as evidenced by its written records, without reliance or reference to any information contemplated by clauses (i) or (ii).

10.2.
Non-Competition.  For a period of three (3) years after the Closing Date (and, with regard to Sellers A and the Ultimate Shareholders, after the Second Closing), each of the Sellers will not, and will cause its current and future Affiliates not to, directly or indirectly, be engaged in the Business or, whether by itself or through a Representative or otherwise, or in association with any Person or entity, own, share in the earnings of, invest in the stock, bonds or other securities of or loans to, manage, operate, finance (whether as a lender, investor or otherwise), control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner be connected with, lend money to, render services or advice to, be engaged or employed by, or take part in, or, consult or advise, any other Person that is engaged in the Business (each, a “Competing Activity”) or in the development of any such products or capabilities which constitute a Competing Activity anywhere in the world where the Purchaser or its Affiliates conduct the Business. The aforementioned prohibition shall apply, mutatis mutandis, for a term of ten (10) years after the Closing for any engagement relating to the Business with [*], and with any other Affiliate of [*] or any Affiliate of Group [*] in Mexico and the Continent of South America.

10.3.
Exception.  No Seller or any Affiliate of a Seller will be in violation of Section 10.2 solely by reason of (i) being engaged in the Business through the Purchaser, the Company or the Subsidiaries or (ii) investing (or their Affiliates investing) in stock, bonds or other securities of any Person or entity engaged in a Competing Activity (but without otherwise participating in such Competing Activity), if: (a) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor law; and (b) such investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding.

10.4.	Non-Solicitation. Each Seller agrees that, without the prior written consent of Purchaser, it shall not, and shall cause its respective Affiliates not to, directly or indirectly:

(a)
during the period beginning on the Closing Date and ending four (4) years after the Closing Date, (i) hire or employ (whether as an employee, consultant, agent, independent contractor or otherwise) any Employee set forth on Schedule 10.4(a), or (ii) contact, approach or solicit, in each case, for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise), to any such Employee;

(b)
during the period beginning on the Closing Date and ending two (2) years after the Closing Date, (i) hire or employ (whether as an employee, consultant, agent, independent contractor or otherwise) any employee of Purchaser or its Affiliates, with whom such Seller has had contact in connection with the Transaction, or (ii) contact, approach or solicit, in each case for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise), any employee of Purchaser or its Affiliates, with whom such Seller has had contact in connection with the Transaction; provided that the foregoing (i) shall not restrict general solicitations of employment through advertisements or other similar means that are public and not directed specifically at such employees and (ii) shall not restrict hiring or retention of any such employees who have been terminated by the Purchaser or its Affiliates (including RTH and Subsidiaries); or

(c)
during the period beginning on the Closing Date and ending five) years after the Closing Date, solicit, induce, encourage or attempt to induce [*], or any customer, client, supplier or other Person having a business relationship with the Company or the Subsidiaries or relating to the Business to (i) cancel, terminate, alter or reduce its business or relationship with Purchaser or any of its Affiliates, including the Company and the Subsidiaries, or (ii) not enter into a business relationship with Purchaser or any of its Affiliates, including the Company and the Subsidiaries.

10.5.
Acknowledgement.  Sellers acknowledge and agree on behalf of themselves and on behalf of their respective Affiliates as follows, with respect to the restrictions contained in Section 10.2 and Section 10.4:

(a)
such restrictions are reasonable in all respects (including, with respect to the subject matter, time period, geography and activity) and are necessary to protect and preserve Purchaser’s and its Affiliates’ (including the Company and the Subsidiaries after the Closing) legitimate business interests and are not broader than necessary to protect Purchaser’s and its Affiliates’ interests;

(b)	Purchaser or its Affiliates would be irreparably damaged if Sellers or any of their respective Affiliates were to breach its or their obligations under said restrictions;

(c)
Purchaser has been materially induced by Sellers to enter into this Agreement by their agreement to comply with said restrictions, and Purchaser would not enter into this Agreement or consummate the Transaction contemplated hereunder without the restrictions on Sellers and their respective Affiliates as provided in Section 10.2 and Section 10.4;

(d)	the covenants in said restrictions constitute independent covenants that shall not be affected by the performance or nonperformance of any other provision of this Agreement by Purchaser; and

(e)
as part of the Transaction contemplated by this Agreement, Purchaser is purchasing the goodwill related to the Business, will carry on the Business conducted by the Company and the Subsidiaries prior to the Closing, and in order to protect the value of the goodwill related to the Business, and as a condition to entering into this Agreement, Sellers have agreed to the restrictive covenants affecting them set forth in Section 10.2 and Section 10.4.

10.6.
Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.2 and Section 10.4 is invalid or unenforceable, then the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and Section 10.2 and Section 10.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The time period during which the prohibitions set forth in Section 10.2 and Section 10.4 shall apply and shall be tolled and suspended for a period equal to the aggregate time during which the Sellers or any of their respective Affiliates violates such prohibitions in any respect.

10.7.
Specific Performance.  Each of the Sellers agrees that if it or any of its Affiliates breaches any of the covenants, duties or obligations set forth in Section 10.2 and Section 10.4, Purchaser and its Affiliates (and their successors and assigns) would suffer irreparable harm and would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by them as a result of such breach and would not be reasonably or adequately compensated in damages in any action at law. In addition to any other remedy Purchaser or its Affiliates may have at law, in equity, by statute or otherwise, if any of the Sellers or any of their respective Affiliates breaches Section 10.2 and Section 10.4, then Purchaser and its Affiliates will be entitled to seek temporary, preliminary and permanent injunctive and such other equitable relief from any Governmental Authority of competent jurisdiction to enforce any of their rights under Section 10.2 and Section 10.4 or otherwise to prevent violation of Section 10.2 and Section 10.4, without the necessity of proving the amount of any actual damage resulting therefrom and each of Sellers further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. No remedy conferred by any of the specific provisions of Section 10.2 and Section 10.4 is intended to be exclusive of any other remedy that is otherwise available in this Agreement, at law, in equity, by statute or otherwise. In any action, suit or other proceeding instituted, concerning or arising out of Section 10.2 and Section 10.4, the prevailing party will recover all of such party’s costs and reasonable attorneys’ fees.

10.8.
Communications.  All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile, pdf or other electronic transmission (with receipt confirmed) with a copy by mail, addressed as set forth below:

If to the Purchaser:	ITURAN LOCATION AND CONTROL LTD. 3 Hashikma Street, Azour Israel Fax: +972-3-5571393 Attn: Guy Aharonov, Adv., VP Legal Email: guy_a@ituran.com

With a copy to:	Yoram L. Cohen, Law Offices 23 Bar Kochva St. B’nei-Brak 5126002 Israel Fax: +972-3-6490340 Attn: Yoram L. Cohen, Adv. Email: yoram@ylc-law.co.il

If to the Company:	Road Track Holding S.L. Agustin Manuel Chavez No. 1 Int. 204 Col. Santa Fe CDMX
Attn:	[*]
Email:	[*]

with a copy to:	Hahn & Hessen LLP 488 Madison Avenue New York, NY 10022 United States Fax: 212-478-7400 Attn: James Kardon, Esq. Email: jkardon@hahnhessen.com

If to the Sellers:	to their respective addresses set forth on Annex A

with a copy to:	Hahn & Hessen LLP 488 Madison Avenue New York, NY 10022 United States Fax: 212-478-7400 Attn: James Kardon, Esq. Email: jkardon@hahnhessen.com or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile, pdf or other electronic transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

10.9.	Successors and Assignees

(a)
If the Purchase Shares shall at any time be sold or transferred to an Affiliate of the Purchaser, or to any other person, then the benefit of each of the obligations, undertakings, indemnities, representations or warranties undertaken or given by the Sellers under or pursuant to this Agreement shall be assignable to the purchaser or transferee of the Purchase Shares and such purchaser or transferee shall be entitled to enforce the same against the Sellers as if it were named in this Agreement as the Purchaser (provided that the purchaser or transferee agrees to abide by any outstanding obligations on the part of the Purchaser herein).

(b)	Save as set out herein, none of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties.

(c)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.10.
Expenses.  Subject to Annex C, the Company shall bear the Company Transaction Costs; the Sellers shall bear the Sellers Transaction Expenses to the extent set forth in Section 2.6; and the Sellers shall be responsible for all costs, other than Company Paid STE, incurred by the Sellers and the Company in connection with (i) the preparation and negotiation of this Agreement and other Transaction Documents or (ii) actions relating to the Transaction contemplated by this Agreement (in the case of actions taken by the Company, that are taken prior to the Closing). The Purchaser shall bear the Purchaser’s Transaction Expenses, and the Purchaser shall be responsible for all costs incurred by the Purchaser in connection with the preparation and negotiation of this Agreement and other Transaction Documents or actions relating to the Transaction contemplated by this Agreement.

10.11.	Delays or Omissions; Waiver.

(a)
The rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

(b)
No delay or omission to exercise any right, power, or remedy accruing to any Party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

10.12.	Amendment. This Agreement may be amended or modified only by a written document signed by all the Parties hereto.

10.13.
Entire Agreement.  This Agreement (together with the recitals, schedules, appendices, annexes and exhibits hereto attached hereto) contains the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

10.14.	Severability

(a)
If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

(b)
Where provisions of any applicable Law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements.

10.15.
Counterparts, Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party hereto via facsimile or pdf will be deemed an original, and binding upon the Party who signed it.

10.16.	Governing Law. The Agreement shall be governed by and construed in accordance with the Laws of England, without giving effect to the principles thereof relating to conflict of laws.

10.17.
Survival.  Each of the representations and warranties contained in Sections 3, 4 and 5 shall survive until the twenty four (24) month after the Closing Date; and provided, however, that (a) the representations set forth in Section 3.6 shall survive for a period equal to the applicable statute of limitations (as extended by actions of applicable Governmental Authority), and (b) the representations set forth in Sections 4.4 and 5.4 shall survive indefinitely.

10.18.	London Arbitration.

(a)
Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity, interpretation, performance, breach or termination and any application for interim, preliminary, equitable or injunctive relief, shall (to the exclusion of any other forum) be referred to and finally resolved by arbitration under the Arbitration Rules of The London Court of International Arbitration (the “LCIA”), which rules are deemed to be incorporated by reference into this Section. Any attempt by a Party to seek relief or remedies in any other forum shall constitute a breach of this Agreement and entitle the other Parties to damages, equitable relief and full indemnification against all costs and expenses incurred in connection therewith. Each Party shall be obliged to post security for costs as directed by the arbitral tribunal (“Tribunal”).

(b)
The Tribunal shall consist of three arbitrators. Each of Sellers A and Sellers B (acting jointly) and Purchaser shall nominate one arbitrator and the two arbitrators nominated by the Parties shall, within thirty days of the nomination of the second party-nominated arbitrator, agree upon and nominate a third arbitrator who shall act as Chairman of the Tribunal. If no agreement is reached within thirty days or at all, the LCIA shall select and appoint a third arbitrator to act as Chairman of the Tribunal.

(c)	The seat, or legal place, of arbitration shall be London. Proceedings shall occur at locations agreed by the parties or directed by the Tribunal.

(d)	The language to be used in the arbitral proceedings shall be English.

(e)
Each Party, being a sophisticated commercial entity with access to counsel, irrevocably waives and forever and unconditionally releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies or rights that it has or may have in the future arising from any doctrine, rule or principle of law or equity that this Agreement or any of the relationships and Transaction contemplated by this Agreement (i) are against the public policy of any relevant jurisdiction; (ii) are unconscionable or contravene any laws relating to consumer protection; (iii) are usurious or call for payment of interest at a usurious rate; (iv) were entered into under duress; (v) were entered into as a result of actions by the other Parties that violated its obligations of good faith or fair dealing; (vi) constitute illegal gambling or the sale of unregistered securities; (vii) constitute malicious prosecution, abuse of process or wrongful initiation of litigation; or (viii) constitute champerty, maintenance, barratry or any impermissible transfer or assignment of property or choses in action. The parties specifically agree that any issues concerning the scope or validity of the foregoing waiver shall be within the exclusive jurisdiction of the Tribunal.

10.19.
Actions.  At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

10.20.
No Third-Party Beneficiaries.  Nothing in this Agreement shall create or confer upon any Person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or Liabilities, except as expressly provided herein.

10.21.
Representation by Counsel.  Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.22.	Post-Closing Access to Information; Transition Services.

(a)
Purchaser agrees that, following the Closing, Sellers and their respective representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of Purchaser, the Company or their respective subsidiaries, have reasonable access during normal business hours to (a)  Company’s personnel and (b) all books and records of the Company and its Subsidiaries for periods prior to the Closing (“Pre-Closing Books and Records”).  Such access to Pre-Closing Books and Records shall be provided at no cost to Sellers (provided, the Purchaser shall not be required to incur unreimbursed out of pocket expenses to third parties to provide such access) and shall include access to any such information in electronic form to the extent reasonably available.  For a period ending three (3) years following the Closing, prior to destroying any Pre-Closing Books and Records, Purchaser shall notify Sellers, no less than thirty (30) days in advance of any such proposed destruction of their intent to destroy such Pre-Closing Books and Records, and Purchasers will permit Sellers to retain such Pre-Closing Books and Records at Sellers’ sole expense.

(b)
Following the Closing, the Company shall render all reasonable assistance that Sellers may reasonably request, at no cost to Sellers (provided, the Company shall not be required to incur unreimbursed out of pocket expenses to third parties to provide such assistance),  in (i) the Mexico Holding Companies Exit, (ii) the administration, winding down and liquidation of GTS Ecuador and (iii) the resolution of tax issues regarding GTS Ecuador, and shall make available to Sellers the personnel of the Company most knowledgeable about the matter in question (including, without limitation, Pablo Gomez and Jorge Cortes Zamudio).  Services provided by the Company’s employees will be subject to employee work schedules in the ordinary course of their duties.

10.23.	Sellers’ Representative.

(a)
The Sellers hereby designate [*] from and after the date hereof as their representative (the “Sellers’ Representative”) and as their attorney-in-fact with full power of substitution to do all things and perform all acts on behalf of such Sellers, and to otherwise represent the Sellers, in connection with this Agreement, the other Transaction Documents and the Transaction contemplated hereby and thereby, other than in connection with breaches by a Seller of Sections 4.1 through 4.4 or the breach by an individual Seller of Sections 6.2, 10.1, 10.2 or 10.4, which shall be the sole responsibility of such Seller, including:

(i)
executing and delivering, on behalf of each Seller, and accepting delivery of, on behalf of such Seller, such documents as may be deemed by the Sellers’ Representative, in its sole discretion, to be appropriate to consummate this Agreement;

(ii)
(A) disputing or refraining from disputing, on behalf of each Seller, any claim made by Purchaser under this Agreement; (B) negotiating and compromising, on behalf of each Seller, any dispute that may arise hereunder, and exercising or refraining from exercising any remedies available under this Agreement; and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(iii)
waiving, on behalf of each Seller, any closing condition contained in Sections 2.2, 2.3 and 2.4 of this Agreement and giving or agreeing to, on behalf of such Seller, any and all consents, waivers, amendments, or modifications, deemed by the Sellers’ Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(iv)	negotiating with Purchaser regarding, and otherwise making all decisions relating to, the Final Closing Adjustment and the final determination of the Closing Date Merger Consideration;

(v)	negotiating and agreeing to the resolution of all claims for indemnification hereunder;

(vi)	giving and receiving, on behalf of the Sellers, all notices required to be given hereunder with respect to such Sellers; and

(vii)	taking any and all other actions contemplated to be taken by or on behalf of the Sellers under this Agreement or under the other Transaction Documents.

(b)
By the Sellers’ Representative’s execution of this Agreement, the Sellers’ Representative accepts the appointment as the Sellers’ Representative hereunder and agrees to be bound by the terms and conditions of this Agreement.

(c)	The Sellers’ Representative shall have such powers and authority as are necessary to carry out the functions assigned such Sellers’ Representative under this Agreement.

(d)	By their execution of this Agreement, the Sellers agree that:

(i)
all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by such Sellers’ Representative in good faith under this Agreement;

(ii)
in taking (or refraining from taking) any action hereunder for which Sellers are responsible or benefit proportionately under the Transaction Documents, the Sellers’ Representative shall use reasonable efforts to act or refrain in a manner that gives effect to such proportional rights and obligations;

(iii)
the provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Transaction contemplated by this Agreement; and

(iv)
the provisions of this Section shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to any such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, bankruptcy, dissolution or otherwise.

(e)
In the event the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities hereunder or resigns from such position, the Sellers holding, as of the date hereof, a majority of the Percentage Ownership of the Sellers shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement upon its acceptance thereof in writing.

(f)
The Sellers representing a majority of the Seller Percentage then outstanding shall have the right, exercisable from time to time upon written notice delivered to the Sellers’ Representative and Purchaser to (1) remove any Sellers’ Representative, with or without cause; or (2) appoint a Seller to fill a vacancy caused by the resignation or removal of the Sellers’ Representative.

(g)
The Sellers’ Representative shall not be entitled to any fee, commission, or other compensation for the performance of such Sellers’ Representative’s services hereunder, but shall be entitled to be reimbursed by the Sellers for all reasonable expenses incurred in the performance of such Sellers’ Representative’s duties in accordance with each Seller’s Seller Percentage of such expenses (including by way of funds that are otherwise distributable to the Sellers under the Escrow Agreement).

(h)
In exercising or failing to exercise all or any of the powers or duties conferred upon the Sellers’ Representative hereunder, the Sellers’ Representative shall incur no responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted, except for any act or failure to act which constitutes fraud or willful misconduct or which unfairly benefits Sellers’ Representative to the detriment of the other Sellers.

(i)
Each Seller shall indemnify the Sellers’ Representative, based upon each Seller’s pro rata ownership of RTH Shares immediately prior to the Closing Date, against all Damages (including reasonable attorneys’, accountants’ and other experts’ or consultants’ fees and the amount of any judgment against them) of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the Sellers’ Representative liable for fraud or willful misconduct.  In the event of any indemnification under this Section, upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of such Seller’s Seller Percentage of the amount of such deficiency.  All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing or any termination of this Agreement.

(j)	Purchaser and the Sellers shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement.

[Rest of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

ROAD TRACK HOLDING S.L.	ITURAN LOCATION AND CONTROL LTD.

By:___________________________________	By:___________________________________
Title:	Title:
Date:	Date:

YOMUNA INVESTMENTS S.L.	VIATKA INVESTMENTS S.L.

By:___________________________________	By:___________________________________
Title:	Title:
Date:	Date:

I-GELT HOLDINGS, LLC	EAST HOLDINGS, LLC

By:___________________________________	By:___________________________________
Title:	Title:
Date:	Date:

[Signature Page of Share Purchase Agreement]

The List of Omitted Schedules

Briefly identifying the contents

Annexes

Annex C	Extraordinary Expenses and Extraordinary Income
Annex D	Seller Percentages; Reduction and Allocation
Annex E	Company Paid STE
Annex F	Employee Extraordinary Bonus Personnel and Payments
Annex 3.3(a)	Financial Statements

Schedules

Schedule 0.1	Agreed Elements of Purchase Price Calculation
Schedule 1.1	List of Key Management
Schedule 1.2	List of Road Track Products
Schedule 2.2(b)(i)(C)	Form of Resignation Letters of Company Directors
Schedule 2.2(b)(i)(F)	Form of Opinions of Legal Counsel of Sellers A and Sellers B as of Closing Date
Schedule 2.2(b)(i)(G)	Form of Opinions of Legal Counsel of Company as of Closing Date
Schedule 2.2(b)(i)(H)	Form of Seller’s Bring Down Letter
Schedule 2.2(b)(i)(I)	Form of Company’s Bring Down Letter
Schedule 2.2(b)(vii)(A)	Form of Opinions of Legal Counsel of Purchaser
Schedule 2.2(b)(vii)(B)	Form of Purchaser’s Bring Down Letter
Schedule 2.5(a)	Allocation of Remaining Amounts of Escrowed Shares
Schedule 3.1(c)	List of Corporate, Shareholder or Other Records and Registries
Schedule 3.1(d)	Exceptions to Compliance with Governmental Regulatory Requirements
Schedule 3.4(a)	Transactions Outside the Ordinary Course of Business
Schedule 3.4(b)	New Liabilities Outside the Ordinary Course of Business in the Aggregate Amount of More Than $1,000,000
Schedule 3.4(c)	Material Outstanding Debts Owed to the Company/Accounts Receivable Outside of the Ordinary Course of Business
Schedule 3.4(e)	Bank Accounts, Overdrafts Loans, Guarantees, other Financial Facilities Outstanding
Schedule 3.5(a)	Exceptions to Tangible Properties and Assets
Schedule 3.6(k)	Material Agreements with Tax Authorities that Continue to Bind the Company
Schedule 3.6(l)	Exceptions to Tax Representations
Schedule 3.7(a)	List of Material Contracts
Schedule 3.7(b)	Exceptions to Material Contracts Representations
Schedule 3.7(c)	Adverse Issues under Material Contracts

Schedule 3.8	Litigation
Schedule 3.8(f)	Exceptions to Material Approvals, Permits, Consents required by any Governmental Authority
Schedule 3.10(a)	Employees
Schedule 3.10(c)	List and description of Benefits Arrangements for employees
Schedule 3.12(i)	List of Employees who signed Confidentiality and Intellectual Property Assignment Agreements
Schedule 5.5	SEC Documents Exceptions
Schedule 6.1	Restricted Actions
Schedule 7.5(a)(ii)	Form of Resignation of Directors After Second Closing
Schedule 7.5(a)(iv)	Form of Opinion of Legal Counsel of Sellers A as of Closing Date
Schedule 10.4 (a)	List of key employees for non-solicitation

Exhibits

Exhibit B	RTH Shareholders Agreement
Exhibit C	Escrow Agreement
Exhibit D	Form of Key Management Employment Agreement
Exhibit E	Spanish Transfer Agreement (Purchase Shares)
Exhibit F	Form of Pledge Agreement
Exhibit G	New By-Laws

Additional Documents

Indemnification by ultimate shareholders

Note:
Any of the aforementioned documents will be submitted to the SEC Staff on a supplemental basis upon request.

Annex A

Sellers A

Name	Address

Yomuna Investments S.L.	[*]

[*]

Viatka Investments S.L.	[*]

[*]

Annex A - 1

Annex B

Sellers B

Name	Address

I-Gelt Holdings, LLC	[*]

East Holdings, LLC	[*]

Annex B - 1

Annex 2.2(b)(vi)

Closing Allocation Percentages

Sellers B	Percentage of Sellers B Purchase Price Payable to each Seller B	Wire Instructions for Sellers B
East Holdings, LLC	[*]	[to be provided prior to Closing]
I-Gelt Holdings, LLC	[*]	[to be provided prior to Closing]
Sellers A	Percentage of Sellers A Purchase Price Payable to each Seller A	Wire Instructions for Sellers A
Yomuna Investments S.L.	[*]	[to be provided prior to Closing]
Viatka Investments S.L	[*]	[to be provided prior to Closing]

Annex 2.2(b)(vi) - 1

Annex 7.5

Second Closing Allocation Percentages

Seller/Employees	Allocation Percentage
Yomuna Investments S.L.	[*]
Viatka Investments S.L.	[*]
Employee Transaction Bonus Personnel as a Group (subject to adjustment)	[*]
Total:	[*]

Of the up to 8.9041% allocated to the Employee Transaction Bonus Personnel as a group, subject to adjustment as described in the Agreement, the applicable Employment Agreements and below, such Employee Second Closing Bonus Payments shall be allocated among the Employee Transaction Bonus Personnel as follows:

Name of Employee Extraordinary Bonus Personnel	% EEBP Second Closing Bonus Percentages[1]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Total Employee Extraordinary Bonus Personnel	8.9041%

[1]	Subject to vesting.

Annex 7.5 - 1

The Employee Second Closing Bonus Payments shall be paid to the Employee Transaction Bonus Personnel who are employed by the Company or a Subsidiary on the date on which the Second Closing is consummated (and any amounts that would have otherwise been payable to an Employee who is not so employed shall, unless directed otherwise by the Sellers’ Representative, be paid to Sellers A and Sellers B in proportion to their respective Seller Percentages as additional Sellers A Purchase Price and Sellers B Purchase Price). The Closing Adjustments shall be allocated among the Employee Transaction Bonus Personnel in accordance with the EEBP Second Closing Bonus Percentages set forth above. All fees and expenses of the Second Closing and all reductions and offsets against the purchase price for the Remaining Shares shall be allocated among the Sellers A and the Employee Transaction Bonus Personnel as set forth above. In addition, any amounts otherwise payable to an Employee Extraordinary Bonus Personnel shall be reduced by the amount of reductions and offsets against the Purchase Price and indemnification and other payments made to the Purchaser under the Agreement that were not allocated to such Employee as set forth in Annex D and not satisfied by way of reductions against such Employee’s Anniversary Employee Transaction Cash Bonus Payments.

Annex 7.5 - 2

Schedule 2.1(i) – Company Capitalization

Shareholders	Total of shares	Percentage of Total
Yomuna Investments S.L.	[*]	[*]
Viatka Investments S.L.	[*]	[*]
I-Gelt Holdings, LLC	[*]	[*]
East Holdings, LLC	[*]	[*]
Total	[*]	[*]

Schedule 2.1(i) - 1

Schedule 3.2(e) - Equity Interests in Subsidiaries

Road Track México, S.A. de C.V.	Shareholder	Fixed Portion Serie A Shares	Variable Portion Serie B Shares	Total Shares	%

	Road Track Holding S.L.	49,999	76,968,972	77,018,971	100.00%
	Road Track de Colombia, S.A.S	1	—	1	0.00%
	Total shares	50,000	76,968,972	77,018,972	100.00%

		# Shares	%
Road Track de
Colombia, S.A.S	Road Track Holding S.L.	8,871,321	100%

				After the exit of Global Telematics, SA. de C.V. and Agro Telematics, S.A. de C.V.

		# Shares	%		# Shares	%
Road Track
Ecuador Cia.,				Road Track Holding
LTDA	Road Track Holding S.L.	5,589,674	51.20%	S.L.	3,277,049	99.99979%
	Global Telematics Solutions,			Road Track de
	S.A. de C.V.	4,338,349	39.74%	Colombia, S.A.S	1	00003%
	Agro Telematics Solutions, S.A.
	de C.V.	989,447	9.06%	Total shares	3,277,050	100.00%
	Total shares	10,917,470	100.00%

Schedule 3.2(e) - 1

		# Shares	%
Road Track Telematics
Development Ltd	Road Track Holding S.L.	4,615	100%
	Road Track Telematics Development	5,385
	Total	10,000

		# Shares	%
Road Track
Israel Ltd	Road Track Holding S.L.	1,154	100%
	Road Track Israel	1,346
	Total	2,500

		# Shares	%
E.D.T. E-Drive
Technology Ltd	Road Track Israel Ltd	1,200	100%

		# Shares	%
Road Track HK Telematics
Limited	Road Track Holding S.L.	1	100%

Schedule 3.2(e) - 2

Blue Cloud Electronics Limited (no transactions have been made with this company)	Road Track Holding S.L.	1	100%
Global Telematic Solutions HK Limited	Road Track Holding S.L.	500	50.0%
	Ituran Location and Control LTD	100	10.0%
	Ituran USA Holdings, Inc.	400	40.0%
	Total shares	1,000	100.0%

RTI Uruguay,
S.A.	Road Track Holding S.L.	36,000	50.0%
	Ituran Location and Control LTD	36,000	50.0%
	Total shares	72,000	100.0%

Ituran Road Track Argentina,
S.A.	Road Track Holding S.L.	50,000	50.0%
	Ituran Argentina, SA.	50,000	50.0%
	Total shares	100,000	100.0%

Schedule 3.2(e) - 3

Ituran Road Track Monitoramento de Veículos
LTDA.	Road Track Holding S.L.	7.700.000	50.0%
	Ituran Location and Control LTD	7.700.000	50.0%
	Total shares	15,400,000	100.0%

Schedule 3.2(e) - 4

THE SYMBOL “[*]” INDICATES MATERIAL WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ITURAN STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is dated and effective as of September 13th, 2018 among Ituran Location and Control Limited, a company organized under the laws of the State of Israel of 3 Hashikma Street, Azour, Israel (“Ituran”), I-Gelt Holdings, LLC, a Georgia limited liability company (“I-Gelt”), East Holdings, LLC a Georgia limited liability company (“East”), Viatka Investments SL, a company organized in Spain (“Viatka”) and Yomuna Investments SL, a company organized in Spain (“Yomuna” and collectively with I-Gelt, East and Viatka, the “Shareholders”). Each of Ituran and the Shareholders are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ituran and the Shareholders are parties to a Share Purchase Agreement dated as of July 23, 2018 (the “Purchase Agreement”), pursuant to which Ituran acquired certain securities of RTH from the Shareholders in exchange for cash and the Transaction Shares (as defined below);

WHEREAS, the transactions contemplated by the Purchase Agreement have been consummated as of the date of this Agreement and, pursuant to the Purchase Agreement, Ituran delivered to the Shareholders an aggregate of 373,489 Ituran Shares (collectively, the “Transaction Shares”), representing approximately _______% of the total outstanding Ituran Shares as of immediately following the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of the Transaction Shares by the Shareholder and certain other matters; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Parties to consummate the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
Definitions

Section 1.1.          Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Activist Investor” means, as of any date, any Person that has, directly or indirectly through its publicly disclosed Affiliates, whether individually or as a member of a publicly disclosed Group, within the two (2) year period immediately preceding such date, and in each case with respect to Ituran, any of its Subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC and assuming for this purpose only that Ituran was subject to the proxy rules under Section 14 of the Exchange Act) or in the submission of position statements (as such term is used in the Israeli Companies Law) (including, in each case, similar concepts under Israeli law), to vote any equity securities of Ituran or any of its Subsidiaries, including in connection with a proposed change in Control or other extraordinary or fundamental transaction involving Ituran or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of Ituran or any of its Subsidiaries, not approved by the Board of Directors prior to first public disclosure thereof, (ii) publicly called, or publicly sought to call, a meeting of shareholders of Ituran or any of its Subsidiaries or publicly initiated any shareholder proposal or meeting agenda item for action by shareholders of Ituran or any of its Subsidiaries (including through action by written consent), in each case not approved by the Board of Directors prior to first public disclosure thereof, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act or in the Israeli Companies Law) to acquire equity securities of Ituran or any of its Subsidiaries that was not approved (at or before the time of commencement) by the Board of Directors, (iv) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the Board of Directors or shareholders of Ituran or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the Board of Directors, with respect to Ituran or such Subsidiary, taken in good faith solely in his or her capacity as a director of Ituran or such Subsidiary) or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing.

“Affiliate” has the meaning as defined in the Purchase Agreement.

“Base Prospectus” means the prospectus in the form in which it appeared in the Registration Statement.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of securities to which the Derivative Instrument relates.

2

“Board of Directors” means the board of directors of Ituran.

“Business Day” has the meaning as defined in the Purchase Agreement.

“Change in Control” means the transfer in any manner, including by way of merger, consolidation or sale, of the assets or securities of Ituran such that Control of Ituran is transferred.

“Closing” has the meaning as defined in the Purchase Agreement.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlling Person” means a “controlling person” within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.

“Current Directors” means directors serving on the Board of Directors as of the date of this Agreement.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of Ituran increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Effectiveness Period” means the period commencing on the date hereof and continuing until the third (3rd) anniversary of the date hereof, provided the Effectiveness Period shall terminate on the date when all Registrable Securities held by the Shareholders (together with any Affiliates of any of the Shareholders with whom any of such Shareholders must aggregate sales under Rule 144) may be sold freely to the public under Rule 144.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted shares units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

3

“Equity Securities” means (a) Ituran Shares or other capital stock or equity interests or equity-linked interests of Ituran and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Ituran Shares, or other capital stock or equity interests or equity-linked interests of Ituran.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Group Member” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person and includes any Person with respect to which the specified Person is a direct or indirect Subsidiary.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Incumbent Directors” means (a) the Current Directors, (b) new directors nominated or appointed by a majority of the Current Directors, (c) directors appointed pursuant to recommendation of the Current Directors, and (d) other directors nominated or appointed by a majority of the Current Directors and other Incumbent Directors.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

“Ituran Competitor” means those competitors of Ituran identified on Schedule I to this Agreement and any successor thereto, acquirer thereof or acquirer of a material competing portion of the business thereof.

“Ituran Shares” has the meaning as defined in the Purchase Agreement.

“Law” has the meaning as defined in the Purchase Agreement.

“Organizational Documents” has the meaning as defined in the Purchase Agreement.

“Permitted Transferee” means the Shareholders and any direct or indirect Affiliate of a Shareholder.

“Person” has the meaning as defined in the Purchase Agreement.

4

“Prohibited Transferee” means (a) any Ituran Competitor, (b) any Activist Investor or (c) any Person who after such Transfer, would Beneficially Own more than 5% (five percent) of the Voting Securities and to the knowledge of the Shareholder, after due inquiry on the date of the applicable Transfer, would report its ownership position on Schedule 13D (or successor form).

“Prospectus” means the final prospectus supplement (including the Base Prospectus as so supplemented) relating to the resale of the Transaction Shares included in the Registration Statement in accordance with the rules and regulations promulgated under the Securities Act.

“Registrable Securities” means (a) the Transaction Shares, and (b) any Equity Securities issued or issuable with respect to any Transaction Shares by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Ituran Shares (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from Ituran any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities are otherwise transferred, or (iv) such securities cease to be outstanding.

“Registration Statement” means the registration statement on Form F-3 under the Securities Act to be filed with the SEC by Ituran in connection with the Closing on or about the date of Closing containing the Prospectus to be used by the Shareholders in connection with resales of their Registrable Securities in the manner described therein and includes the Prospectus and the documents incorporated by reference therein.

“Representatives” has the meaning as defined in the Purchase Agreement.

“Required Holders” means Shareholders holding at least a majority in interest of the applicable Registrable Securities.

“Restricted Period” means the period ending at the earlier of third anniversary following the Closing  and a Change in Control.

“RTH” means Road Track Holding S.L., a company incorporated in Spain.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

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“Rule 405” means Rule 405 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” has the meaning as defined in the Purchase Agreement.

“Securities Act” has the meaning as defined in the Purchase Agreement.

“Security Interest” has the meaning as defined in the Purchase Agreement.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Transfer” means the sale, assignment, pledge, lien, hypothecate or other obligations regarding the future sale, assignment, pledge or transfer of Beneficial Ownership of the Transaction Shares in any single transaction or series of related transactions.

“Voting Securities” means the Ituran Shares.

Section 1.2.          Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section

Agreement	Preamble
Ituran	Preamble
Legal Counsel	Section 2.3(b)
Parties	Preamble
Purchase Agreement	Recitals
Shareholders	Preamble
Transaction Shares	Recitals
Viatka	Preamble
Yomuna	Preamble

Section 1.3.          Construction.  Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. The word “or” is not exclusive.  “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

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ARTICLE 2

Registration and Transfer Restrictions

Section 2.1.          Ituran Representations and Warranties.  Ituran warrants and represents that:

(a)          The Transaction Shares have been issued in compliance with all laws, rules and regulations, including applicable securities laws and the Organizational Documents of Ituran.  The Transaction Shares were issued clean and free of any Security Interest or any restrictions on resale other than as set forth in this Agreement.

(b)          The Transaction Shares are free of restrictions on Transfer other than as set forth in this Agreement.

Section 2.2.          Registration Statement.  Ituran agrees, represents and warrants as follows:

(a)          Ituran has prepared and filed or shall use its reasonable best efforts to prepare and, as soon as practicable after the date hereof, file with the SEC a Registration Statement on Form F-3 covering the resale of all of the  Registrable Securities.  The Registration Statement prepared pursuant hereto shall register for resale all of the Registrable Securities.  Ituran shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable and shall file with the SEC in accordance with Rule 424 under the Securities Act the Prospectus to be used in connection with sales pursuant to the Registration Statement.

(b)          At the time the Registration Statement and any amendments thereto become effective, the Registration Statement and any supplements and amendments thereto will conform in all material respects to the requirements of the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto is issued, will conform in all material respects to the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(c)          Ituran has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which the Ituran Shares is or have been listed or quoted to the effect that Ituran is not in compliance with the listing or maintenance requirements of such trading market. Ituran is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(d)          Ituran shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement during the Effectiveness Period.

(e)          In the event that Form F-3 is not  available for the registration of the resale of the Registrable Securities hereunder or Ituran is not eligible to use Form F-3 to register the Registrable Securities for resale under applicable SEC rules and regulations, then, Ituran shall (i) register the resale of the Registrable Securities on Form F-1 or another appropriate SEC form that Ituran is then eligible to use which is reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form F-3 as promptly as reasonably practicable after Ituran becomes eligible to us such form; provided, however, that the Ituran shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form F-3 covering all of the Registrable Securities has been declared effective by the SEC, or if earlier, until the end of the Effectiveness Period (as defined in Section 3(a)).

Section 2.3.          Registration Procedures.  Ituran shall use its reasonable best efforts to maintain the registration of the offer and sale of the Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto Ituran shall as soon as  practicable and as applicable:

(a)          prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period);

(b)          within a reasonable time before filing amendments or supplements to the Registration Statement and the Prospectus used in connection therewith with the SEC, furnish to one (1) counsel selected by the Required Holders (“Legal Counsel”), which the Shareholders agree shall be Hahn & Hessen LLP or such other counsel as thereafter designated in writing by the Required Holders, copies of such documents proposed to be filed, which documents shall be subject to the review and comment of Legal Counsel;

(c)          notify each selling holder of Registrable Securities, promptly after Ituran receives notice thereof, of the time when a supplement to any Prospectus forming a part of the Registration Statement has been filed with the SEC; it being understood and agreed that Ituran may provide such notice by providing a website url link to the applicable SEC filing;

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(d)          furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in the Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller; it being understood and agreed that Ituran may satisfy such requirement by providing such selling holder a website url link with the applicable SEC filing;

(e)          use its reasonable best efforts to register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as are required by applicable state securities laws at the time of resale of Registrable Securities prior to the end of the Effectiveness Period; provided, that Ituran shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 2.3(e);

(f)          notify each selling holder of the Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event that would cause the Prospectus included in the Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, Ituran shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the applicable Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)          in connection with an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter(s) of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of Ituran available to participate in “road show” and other customary marketing activities (including reasonable requests for one-on-one meetings with prospective purchasers of such Registrable Securities));

(h)          otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of Ituran’s first full fiscal quarter after the effective date of the Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if Ituran timely files complete and accurate information on Forms 20-F and 6-F under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

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(i)          furnish to each underwriter, if any, with (i) a written legal opinion of Ituran’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of Ituran’s counsel to underwriters in underwritten SEC registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by Ituran’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(j)          advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(k)          take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to Ituran, Ituran will take all reasonable action to make any such prohibition inapplicable; and

(l)          otherwise use its reasonable best efforts to take all other steps necessary to maintain the effectiveness of the registration of the Registrable Securities contemplated hereby until the end of the Effective Period.

Section 2.4.          Restrictions on Transfer.  (a)  The right of the Shareholders and their respective Affiliates to Transfer directly or indirectly in any single transaction or series of related transactions any of the Transaction Shares is subject to the restrictions set forth in this Section 2.4, and no Transfer of Transaction Shares by the Shareholders or any of their respective Affiliates may be effected except in compliance with this Section 2.4.  Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of Ituran or any local custodian or transfer agent.

(b)          A Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any of the Transaction Shares during the Restricted Period either (x) to a Prohibited Transferee or (y) without the prior written consent of Ituran other than:

(i)          a Transfer of the Transaction Shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors);

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(ii)          a Transfer of the Transaction Shares to Ituran or an Affiliate of Ituran;

(iii)          a Transfer of the Transaction Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to Ituran, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

provided, in each case, that any such Transfer is made in accordance with all applicable Laws; and provided further, that, notwithstanding the foregoing, the Shareholder shall be entitled at any time during the Restricted Period to request that Ituran waive, in whole or in part, the restrictions of this Section 2.4(b), and Ituran will consider such request in good faith and shall not unreasonably delay its response to such request or refuse such request.

(c)          Following the Restricted Period, the Shareholder shall be entitled to Transfer any Shares in its sole discretion.

(d)          A Shareholder shall not be deemed to have breached its obligations under Section 2.4(b) as it relates to Activist Investors with respect to the Transfer of Transaction Shares to any Person so long as such Shareholder acts in good faith, based on generally available public information and the advice of its financial advisors, to determine whether such Person is an Activist Investor. The reporting by a Person of its ownership of the securities of Ituran on Schedule 13G shall be deemed to establish conclusively that such Person is not an Activist Investor with respect to Ituran for purposes of the definition of “Activist Investor”, except to the extent such Person subsequently files a Schedule 13D with respect to Ituran.

(e)          A Shareholder shall not Transfer, or cause or permit the Transfer of, any Shares in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act or the Israeli Companies Law) not approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors).

(f)          The entry by the Shareholder into a Hedging Arrangement with respect to Shares shall not be deemed to be a Transfer of such Shares for purposes of this Agreement.

(g)          A Shareholder shall not be deemed to have breached its obligations under Section 2.4(b) as it relates to any Prohibited Transferee with respect to the Transfer of Transaction Shares in transactions described in Rule 144(f)(1) or (2).

Section 2.5.          Reporting.  Ituran agrees to use its reasonable best efforts to:

(a)          make and keep public information available, as those terms are understood and defined in Rule 144; and

(b)          file with the SEC, in a timely manner, all reports and other documents required of Ituran under the Exchange Act.

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Section 2.6.          Indemnification.

(a)          Ituran shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers,  and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to Ituran by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after Ituran has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability Ituran may otherwise have. Ituran further agrees to provide customary indemnification to any underwriter, broker or any other Person acting on behalf of a holder of Registrable Securities in any agreement executed in connection with the retention of such underwriter, broker, or other Person for an offering subject to registration hereunder.

(b)          In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to Ituran in writing such information as Ituran reasonably requests for use in connection with any the Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, Ituran, each director of Ituran, each officer of Ituran who shall sign the Registration Statement, and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to the Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

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(c)          Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 2.6, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d)          If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to Ituran and relating to action or inaction required of Ituran in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE 3

Voting

Section 3.1.          Voting Agreement.

(a)          During the Restricted Period, each Shareholder shall cause all of the Voting Securities Beneficially Owned at the time of a vote by it or any of its Group Members or over which it or any of its Group Members has voting control to be voted (i) in favor of all those persons nominated and recommended to serve as directors of Ituran by the Board of Directors or any applicable committee thereof, and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of Ituran (including through action by written consent), in accordance with the recommendation of the Board of Directors or any applicable committee thereof (so long as a majority of directors at the time of such recommendation are Incumbent Directors). Notwithstanding the foregoing, any Shareholder or Group Member shall be free to vote at its discretion in connection with any proposal submitted for a vote of the shareholders of Ituran in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of Ituran, (B) any merger, consolidation or business combination of Ituran or (C) the sale of all or substantially all the assets of Ituran, except in each of clause (A), (B) and (C) where such proposal has not been approved or recommended by the Board of Directors, in which event the preceding sentence shall apply.

(b)          During the Restricted Period, with respect to any matter that any of the Shareholders is required to vote on in accordance with Section 3.1(a), each Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by Ituran and not by any other means. The Shareholder shall deliver the completed proxy form to Ituran no later than five (5) Business Days prior to the date of such general meeting of Ituran. Upon the written request of Ituran, the Shareholder hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 3.1(b).

ARTICLE 4

Standstill

Section 4.1.          During the Restricted Period, any Shareholder shall not, directly or indirectly, and shall cause its Representatives (to the extent acting on behalf of the Shareholder) and Group Members not, directly or indirectly, to, without the prior written consent of, or waiver by, Ituran:

(a)          subject to Section 4.2, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to Ituran or the Board of Directors) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, of Ituran or any Subsidiary or Affiliate of Ituran (other than RTH or any of its Subsidiaries in accordance with other Transaction Documents as defined in the Purchase Agreement) or any successor to or Person in Control of Ituran, or any securities (including any Equity Securities or Voting Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness; provided that the Shareholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Equity Securities (and any securities (including any Equity Securities or Voting Securities) convertible into or exchangeable for Equity Securities) and Derivative Instruments with respect to Ituran Shares, if, immediately following such acquisition, the collective Beneficial Ownership of Ituran Shares of the Shareholder and its Group Members, as a group, would not exceed 4.99% of the outstanding Ituran Shares, as reported to the SEC;
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(b)          offer, or seek to acquire, or participate in any acquisition of a majority of the consolidated assets of Ituran and its Subsidiaries, taken as a whole;

(c)          conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act or the Israeli Companies Law) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;

(d)          otherwise act in concert with others to seek to control or influence the Board of Directors or shareholders of Ituran or its Subsidiaries or Affiliates; provided that nothing in this Section 4.1 shall preclude the Shareholder or its Representatives from engaging in discussions with Ituran or its Representatives or exercising its rights under the Purchase Agreement or other Transaction Documents (as defined in the Purchase Agreement);

(e)          make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC and assuming for this purpose only that Ituran was subject to the proxy rules under Section 14 of the Exchange Act) (including, in each case, similar concepts under Israeli law, including submission of positions statements), or consent to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of Ituran (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of Ituran or its Subsidiaries or Affiliates;

(f)          make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act or the Israeli Companies Law), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of Ituran or any Subsidiary or Affiliate of Ituran, or other similar extraordinary transaction involving Ituran, any Subsidiary of Ituran or any of its securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

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(g)          call or seek to call a meeting of shareholders of Ituran or initiate any shareholder proposal or meeting agenda item for action of Ituran’s shareholders, or seek election or appointment to or to place a representative on the Board of Directors or seek the removal of any director from the Board of Directors;

(h)          form, join, become a member or in any way participate in a Group with respect to the securities of Ituran or any of its Subsidiaries or Affiliates, other than with the other Shareholders and their respective Affiliates;

(i)          deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than with the Shareholder or any of its wholly owned Subsidiaries);

(j)          make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(k)          knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require Ituran or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4.1;

(l)          knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(m)          directly or indirectly, contest the validity of, any provision of this Section 4.1 (including this sub clause) or Section 3.1 (whether by legal action or otherwise).

Section 4.2.          The prohibition in Section 4.1(a) shall not apply to the activities of the Shareholder or any of its Group Members in connection with:

(a)          acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or

(b)          acquisitions made in connection with a transaction or series of related transactions in which the Shareholder or any of its Group Members acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, (i) the Shareholder or such applicable Group Member, as the case may be, either (A) causes such entity to divest the Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the acquired entity within a period of one hundred twenty (120) calendar days after the date of the consummation of such acquisition or (B) divests the Equity Securities, Voting Securities or Derivative Instruments, or any other securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the Shareholder and its Permitted Transferees, in an amount so that the Shareholder and its Permitted Transferees, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Ituran Shares in excess of 4.99% of Ituran’s outstanding capital following such acquisition, and (ii) prior to the disposition thereof, such Equity Securities or other Voting Securities remain subject to the terms of this Agreement in all respects.

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Section 4.3.          Ituran acknowledges and agrees that no Shareholder shall be deemed an affiliate (as that term is defined in Rule 144(a)) of Ituran during the term of this Agreement.

ARTICLE 5

Miscellaneous

Section 5.1.          Fees and Expenses.  Except as otherwise provided in this Agreement or the Purchase Agreement, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 5.2.          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, pdf or other electronic transmission (with receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to Ituran, to:

ITURAN LOCATION AND CONTROL LTD.
3 Hashikma Street
Azour, Israel
Fax:          +972-3-5571393
Attn:        Guy Aharonov, Adv., VP Legal
Email:       guy_a@ituran.com

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with a copy (which shall not constitute notice) to:

Yoram L. Cohen, Law Offices
23 Bar Kochva St.
B’nei-Brak 5126002
Israel
Fax:          +972-3-6490340
Attn:        Yoram L. Cohen, Adv.
Email:        yoram@ylc-law.co.il

If to a Shareholder, to the address set forth on Annex A
with a copy (which shall not constitute notice) to:

Hahn & Hessen LLP
488 Madison Avenue
New York, NY 10022
United States
Fax:          212.478.7400
Attn:        James Kardon, Esq.
Email:       jkardon@hahnhessen.com

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.

Section 5.3.          Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  The Escrow Agreement, this Agreement, the other Transaction Documents and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

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Section 5.4.          Amendments and Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Ituran and the Shareholders or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.5.          Successors and Assigns.  Subject to clauses (b) and (c) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(a)          Ituran may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Shareholders; provided that no such consent shall be required for any assignment by Ituran of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.

(b)          The Shareholders may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Ituran; provided that no such consent shall be required for (i) subject to Section 5.5(d), any assignment by any of the Shareholders of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets, if such assignee agrees in writing to be bound by the terms of this Agreement or (ii) the assignment or delegation by any of the Shareholders of any of its rights or obligations under this Agreement to an Affiliate, if such Affiliate agrees in writing to be bound by the terms of this Agreement and shall together with the Shareholder and any prior Affiliate Transferee shall be deemed the Shareholder; provided further that no such assignment or delegation shall relieve the Shareholder of its obligations under this Agreement.

(c)          Except as provided in Section 5.5(d), the covenants and agreements of the Shareholders set forth in this Agreement shall not be binding upon or restrict any Transferee of Shares other than (i) Permitted Transferees or (ii) any Transferee of Shares pursuant to a Transfer in connection with which the Shareholder’s rights under this Agreement are assigned to the Transferee pursuant to Section 5.5(b)(i), and no Transferee of Shares other than such Permitted Transferees or a transferee of the Shareholder’s rights pursuant to Section 5.5(b)(i) shall have any rights under this Agreement.

(d)          A Shareholder shall not enter into any transaction pursuant to which any Person, other than its current ultimate parent entity, would become its ultimate parent entity (such that the Shareholder is a direct or indirect Subsidiary of another Person or all or substantially all of the Shareholder’s assets have been acquired by another Person) without causing such Person to assume all of the Shareholder’s obligations under this Agreement effective as of the consummation of such transaction.

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Section 5.6.          Acknowledgment of Securities Laws.  Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the securities laws of the United States on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Section 5.7.          Termination. This Agreement (except for Section 2.6, Section 4.3 and Article 5) shall terminate at the earlier of (a) the mutual written agreement of Ituran and the Shareholders and (b) a Change in Control.

Section 5.8.          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.

Section 5.9.          Severability.  In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 5.10.          Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

Section 5.11.          Governing Law and Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York, Borough of Manhattan and the federal courts of the United States of America for the Southern District with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a New York state or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.2 or in such other manner as may be permitted by Law shall be valid and sufficient service.

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(b)          EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 6.10(b).

Section 5.12.          Enforcement.  The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 5.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

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Section 5.13.          Obligations Several. The obligations of each Shareholder hereunder is several, not joint, and in no event shall any Shareholder be liable or responsible for any breach of this Agreement by another Shareholder.

Section 5.14.          Escrow.  The Transaction Shares will be deposited with Wells Fargo Bank, National Association acting as escrow agent pursuant to the Escrow Agreement.

Section 5.15.          Legal Counsel.  (b)  Ituran shall bear the reasonable expenses of Legal Counsel’s review under Section 2.3(b).

(b)          The Shareholders hereby waive any conflict of interest or potential conflict of interest that may arise as a result of the representation of such Investors by Hahn & Hessen LLP in connection with the subject matter of this Agreement.  This provision will not prohibit any other counsel to a Shareholder from reviewing and commenting on any registration filed pursuant to this Agreement at no cost to Ituran.

[Signature pages follow]

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IN WITNESS WHEREOF, Ituran and the Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Ituran:

ITURAN LOCATION AND CONTROL LTD.
By:_______________________________________
Name:
Title:

The Shareholders:

YOMUNA INVESTMENTS SL

By:_______________________________________
Name:
Title:

VIATKA INVESTMENTS SL

By:_______________________________________
Name:
Title:

I-GELT HOLDINGS, LLC

By:_______________________________________
Name:
Title:

EAST HOLDINGS, LLC

By:_______________________________________
Name:
Title:

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Schedule 1

Ituran Competitors

American Tracer
AutoTrack
FleetBoss
FleetMatics
G4S
GPS Insight
Guide Point
I-Metrik SVR
ISR
LoJack Corporation
Megatrans S.A
Navtrack
Network Fleet
OnStar Corporation
PassTime
Pointer
Position Plus
Prosegur
Sascar
Sitrac S.A.
Sky Cop
Sky Guard
Sky Patrol
Skylock Ltd.
Spireon (which also includes SysLocate and GoldStar)
Street Eagle
Teletrac
Traffilog
Trim Track
Trimble
Ubicar S.A.
Zatix

Schedule 1 - 1